Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

OPEN TEXT CORPORATION

and

ZIX CORPORATION

Dated November 7, 2021

3.21	Compliance with Laws	53
3.22	Legal Proceedings	54
3.23	Brokers	54
3.24	Anti-Corruption	54
3.25	International Trade Matters	54
3.26	Interested Party Transactions	55
3.27	Exclusivity of Representations and Warranties	55
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		56
4.1	Organization; Good Standing	56
4.2	Power; Enforceability	56
4.3	Non-Contravention	56
4.4	Requisite Governmental Approvals	57
4.5	Legal Proceedings; Orders; Disclosure	57
4.6	Ownership of Company Capital Stock	58
4.7	Brokers	58
4.8	No Parent Vote or Approval Required	58
4.9	Financial Capability	58
4.10	[Reserved]	58
4.11	Absence of Stockholder and Management Arrangements	58
4.12	Solvency	58
4.13	[Reserved]	59
4.14	Exclusivity of Representations and Warranties	59
ARTICLE V INTERIM OPERATIONS OF THE COMPANY		60
5.1	Affirmative Obligations	60
5.2	Forbearance Covenants	60
5.3	Solicitation of Acquisition Proposals	63
5.4	No Control of the Other Party’s Business	68
ARTICLE VI ADDITIONAL COVENANTS		68
6.1	Efforts; Required Action and Forbearance	68
6.2	Antitrust and Investment Law Filings	69
6.3	Required SEC Filings	71
6.4	Merger Without a Stockholders’ Meeting	73
6.5	[Reserved]	73
6.6	[Reserved]	73
6.7	Anti-Takeover Laws	73
6.8	Access	73
6.9	Section 16(b) Exemption	74
6.10	Directors’ and Officers’ Exculpation, Indemnification and Insurance	74
6.11	Employee Matters	76
6.12	Obligations of Merger Sub	78
6.13	Public Statements and Disclosure	78
6.14	Transaction Litigation	79
6.15	Stock Exchange Delisting; Deregistration	79
6.16	Additional Agreements	79
6.17	Credit Agreement	79

6.18	Vote at Merger Sub	79
6.19	No Employment Arrangements	80
6.20	Rule 14d-10 Matters	80
6.21	Israeli Tax Ruling	80
6.22	Director and Officer Resignations	80
ARTICLE VII CONDITIONS TO THE MERGER		81
7.1	Conditions to Each Party’s Obligations to Effect the Merger	81
ARTICLE VIII TERMINATION		81
8.1	Termination	81
8.2	Manner and Notice of Termination; Effect of Termination	83
8.3	Fees and Expenses	83
ARTICLE IX GENERAL PROVISIONS		85
9.1	Survival of Representations, Warranties and Covenants	85
9.2	Notices	85
9.3	Amendment	86
9.4	Extension; Waiver	87
9.5	Assignment	87
9.6	Confidentiality	87
9.7	Entire Agreement; Merger Sub	87
9.8	Third Party Beneficiaries	87
9.9	Severability	88
9.10	Remedies	88
9.11	Governing Law	89
9.12	Consent to Jurisdiction	89
9.13	WAIVER OF JURY TRIAL	89
9.14	Counterparts	90
9.15	No Limitation	90
9.16	Non-recourse	90

Schedule 8.3(b) Account Information

Annex I	Conditions to the Offer

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated November 7, 2021, by and among Open Text Corporation, a Canadian corporation (“Parent”), and Zix Corporation, a Texas corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A. Parent will form, or cause to be formed, a wholly-owned Subsidiary (“Merger Sub”) to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase any and all of the outstanding shares of the Company Common Stock (the “Shares”), at a price per Share of $8.50, without interest and subject to any applicable withholding Taxes (such amount, or any higher amount per share that may be paid pursuant to the Offer, the “Offer Price”), net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement.

B. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of TW and certain directors and officers of the Company are entering into a Tender and Voting Agreement (the “Tender Agreements”) pursuant to which TW and such directors and officers, among other things, will agree to convert any shares of Company Preferred Stock they hold into Shares, accept the Offer and tender their Shares pursuant to the Offer;

C. The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the Offer and the subsequent merger of Merger Sub with and into the Company (such merger, the “Merger”) (the Offer and the Merger, collectively with the other transactions contemplated by this Agreement, the “Transactions”) in accordance with the TBOC and upon the terms and subject to the conditions set forth in this Agreement, (ii) resolved that this Agreement and the Transactions will be governed by and effected under Section 21.459(c) and other relevant provisions of the TBOC, (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement; and (iv) recommended that the Company Stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer on the terms and subject to the conditions set forth in this Agreement.

D. The board of directors of Parent has and, prior to the execution of the Joinder, the board of directors of Merger Sub will have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations under this Agreement, and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement.

E. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions and (ii) prescribe certain conditions with respect to the consummation of the Transactions.

F. Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be effected under Section 21.459(c) of the TBOC and shall, subject to satisfaction of the conditions set forth herein, be consummated as promptly as practicable following the Offer Acceptance Time.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing substantive terms no less restrictive or more favorable in any material respect to the counterparty than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), including with respect to any “standstill” or similar provisions or the making of any Acquisition Proposal.

(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub), whether or not in writing, relating to an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving:

(i)   any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person, of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 15 percent of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15 percent of the total outstanding voting power of the Company after giving effect to the consummation of such tender offer or exchange offer;

(ii)  any direct or indirect purchase (including by way of a merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction) or other acquisition by any Person or Group of assets constituting or accounting for more than 15 percent of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole and measured as of the date of such purchase or acquisition;

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, joint venture, spin-off, split-off or other similar transaction involving the Company pursuant to which any Person or Group would hold securities representing more than 15 percent of the total outstanding voting power of the Company (or the surviving company) outstanding after giving effect to the consummation of such transaction; or

(iv) any combination of the foregoing.

(d)  “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided, that in no event shall the Company or any of its Subsidiaries be considered an Affiliate of TW or its Affiliates or any “portfolio company” (as such term is customarily understood among institutional private equity investors) of any investment fund affiliated with TW or any investment fund affiliated with TW, nor shall TW or any of its Affiliates or any portfolio company of an investment fund affiliated with TW or any investment fund affiliated with TW be considered an Affiliate of the Company or any of its Subsidiaries. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(e)  “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group under state, local or non-U.S. Law).

(f)   “Anti-Corruption Laws” means any Laws in any part of the world relating to combatting bribery and corruption, including any Laws implementing the Organization for Economic Cooperation and Development Convention on Combatting Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption, the Foreign Corrupt Practices Act of 1997, as amended, and the UK Bribery Act 2010.

(g)  “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transactions.

(h)  “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2020, set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2020.

(i)   “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions are authorized or required by Law to be closed in Dallas, Texas.

(j)   “Bylaws” means the bylaws of the Company in effect as of the date hereof.

(k)  “Capitalization Date” means 5:00 p.m. on November 5, 2021.

(l)   “Certificate of Merger” means the certificate of merger, in customary form and substance, relating to the Merger.

(m) “CFIUS” means the Committee on Foreign Investment in the United States or any successor entity, and any member agency thereof acting in such capacity.

(n)  “CFIUS Declaration” means a joint voluntary submission to CFIUS in accordance with subpart D of 31 C.F.R. part 800.

(o)  “Charter” means the Restated Articles of Incorporation of the Company in effect as of the date hereof.

(p)  “Code” means the Internal Revenue Code of 1986, as amended.

(q)  “Company Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation or employee benefits, including each employment agreement, consulting agreement, independent contractor agreement, bonus, commission, stock option, stock purchase or other equity-based award, performance award, incentive compensation, profit sharing, savings, retirement, pension, disability, life insurance, health or medical benefits, employee assistance program, sick leave, vacation or other paid time-off, deferred compensation, severance, termination pay, post-employment or retirement benefits, retention, transaction bonus, change of control compensation, and fringe, welfare or other employee benefit or other similar plan, program, policy, practice, contract, agreement or other arrangement providing for remuneration of any kind, whether or not in writing, whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), in each case, which is sponsored, entered into, maintained, contributed to (or required to be sponsored, entered into, maintained or contributed to) for the benefit of any Service Provider or with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any liability, contingent or otherwise.

(r)   “Company Board” means the Board of Directors of the Company.

(s)  “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(t)   “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

(u)  “Company Data” means any and all data contained in the IT Systems, stored by third parties on behalf of the Company or any of its Subsidiaries or otherwise Processed by or on behalf of the Company or any of its Subsidiaries (including, in each case, any and all Company Trade Secrets and any data or information collected from customers who use, access or otherwise engage with the products or services of the Company or any of its Subsidiaries).

(v)  “Company Financial Advisor” means Citigroup Global Markets Inc.

(w) “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

(x)  “Company Material Adverse Effect” means any change, event, violation, inaccuracy, fact, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (A) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; or (B) has prevented, materially impaired or delayed or would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions or the ability of the Company to perform its covenants and obligations pursuant to this Agreement, it being understood that, in the case of clause (A), no Effect to the extent arising from or resulting from the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(ii)  changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(iii)  changes in conditions in the industries in which the Company and its Subsidiaries generally conduct business (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(iv)  changes in regulatory, legislative or political conditions in the United States or any other country or region in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(v)   any geopolitical conditions, outbreak of hostilities, acts of war, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(vi)  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics or pandemics (including COVID-19) in the United States or any other country or region in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(vii) the announcement of this Agreement (other than any announcement by the Company, any of its Affiliates or any of its or their respective Representatives that is not in compliance with this Agreement, including Section 6.13, and the Confidentiality Agreement) or the pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, partners, vendors, Governmental Authorities or any other third Person (it being understood that this clause (vii) shall not apply for purposes of any representation or warranty the purpose of which is to address the consequences resulting from such matters or, to the extent related to any such representation or warranty, any Offer Condition);

(viii) the compliance by any Party with the terms of this Agreement (other than Section 5.1 and Section 5.2), including any action taken or refrained from being taken pursuant to or in accordance with this Agreement (other than Section 5.1 and Section 5.2), or the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent unreasonably withholds its consent thereto after a written request therefor pursuant to Section 5.1 or Section 5.2;

(ix)   changes or proposed changes in GAAP or other accounting standards or applicable Law or applicable Tax Law (or the enforcement or interpretation of any of the foregoing), except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect;

(x)    changes in the price or trading volume of the Company Common Stock, in each case in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xi)   any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance metrics or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance metrics or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii)  the availability or cost of equity, debt or other financing to Parent or Merger Sub; and

(xiii) any Transaction Litigation.

(y)   “Company Options” means any options to purchase Shares pursuant to any of the Company Stock Plans.

(z)   “Company Preferred Stock” means the preferred stock, par value $1.00 per share, of the Company, including the Company Series A Preferred Stock and the Company Series B Preferred Stock.

(aa) “Company Privacy and Data Security Policies” means all of the Company’s current and written internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information.

(bb)   “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by, or filed in the name of, the Company or any of its Subsidiaries.

(cc)    “Company Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $1.00 per share, of the Company.

(dd)   “Company Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $1.00 per share, of the Company, none of which is issued or outstanding.

(ee)    “Company Stock Plans” means the plans permitting the grant of compensatory equity-based awards set forth in Section 1.1(ee) of the Company Disclosure Letter.

(ff)    “Company Stock-Based Award” means each right of any kind, contingent or accrued, to receive Shares, payments or benefits measured in whole or in part by the value of a number of Shares granted pursuant to the Company Stock Plans (including performance shares, performance-based units, market stock units, stock appreciation rights, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than Company Options. For the avoidance of doubt and notwithstanding the terms of any restricted stock unit award agreement, all restricted stock units covering Shares, whether vested or unvested, will be treated as Company Stock-Based Awards for all purposes of this Section 1.1(ff) and will be subject to the treatment provided pursuant to Section 2.11(a) to the extent outstanding as of immediately prior to the Effective Time.

(gg)   “Company Stockholders” means the holders of shares of Company Capital Stock.

(hh)   “Confidentiality Agreement” means the confidentiality letter agreement, dated August 12, 2021, by and between the Company and Parent.

(ii)     “Consent” means any consent, approval, clearance, waiver, Permit or order.

(jj)     “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(kk)   “Contract” means any written, or legally binding oral, contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument.

(ll)     “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or any related or associated epidemic, pandemic or disease outbreak.

(mm) “Credit Agreement” means the Credit Agreement, dated as of February 20, 2019, by and among the Company, the lenders from time to time party thereto and Truist Bank (as successor to SunTrust Bank), as administrative agent (as amended, restated, supplemented or otherwise modified from time to time).

(nn)   “D&O Insurance” means the Company’s and its Subsidiaries’ current directors’ and officers’ liability insurance as in effect on the date of this Agreement, a copy of which has been made available to Parent.

(oo)  “Data Protection Laws” means all applicable Laws and industry standards concerning the privacy, security or Processing of Personal Information or otherwise relating to privacy, data security, security breach notification requirements, social security number protection, outbound communications or electronic marketing or use of electronic data (including online privacy) in any applicable jurisdictions, including (i) the EU General Data Protection Regulation (EU) 2016/679 and all Laws implementing it; (ii) Section 5 of the Federal Trade Commission Act; (iii) the Children’s Online Privacy Protection Act; (iv) the California Consumer Privacy Act (and its Regulations); (v) the Controlling Assault of Non-Solicited Pornography and Marketing Act of 2003, as amended; and (vi) the Health Insurance Portability and Accountability Act of 1996, as amended.

(pp)  “DOJ” means the United States Department of Justice or any successor thereto.

(qq)  “DPA” means Section 721 of the Defense Production Act of 1950, as amended, including the implementing regulations thereof, codified at 31 C.F.R. Part 800.

(rr)   “DTC” means the Depository Trust Company.

(ss)   “Environmental Law” means all applicable federal, national, state, provincial or local Laws, issued or promulgated by any Governmental Authority, relating to pollution, worker health and safety with respect to exposure to Hazardous Substance, and protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources), including applicable Laws governing production, use, storage, treatment, transportation, disposal, handling, emissions, discharges, Releases of, or exposure to, Hazardous Substances or the investigation, clean-up or remediation of Hazardous Substances).

(tt)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(uu)  “ERISA Affiliate” means any Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code at the relevant time.

(vv)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ww) “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

(xx)  “FTC” means the United States Federal Trade Commission or any successor thereto.

(yy)  “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(zz)   “Governmental Authority” means any federal, national, state, provincial or local, whether domestic, foreign or supranational, government or any court of competent jurisdiction, administrative agency or commission of any governmental authority or other governmental authority or instrumentality, arbitrator (public or private) or arbitral body, whether domestic, foreign or supranational.

(aaa) “Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.

(bbb) “Hazardous Substance” means any substance, material, chemical, waste or agent that is characterized or regulated as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive” (or words of similar import) or which are the subject of liability or give rise to requirements for investigation or remediation, in each case under Environmental Laws, including petroleum and petroleum products, polychlorinated biphenyls, lead and asbestos and asbestos-containing materials.

(ccc)  “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(ddd) “Indebtedness” means, with respect to any Person, without duplication and in each case including all obligations in respect of principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or debt securities; (iii) all capitalized and finance lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property, equipment and software, including any earn-outs, seller notes, contingent payments or similar obligations in connection with the acquisition of a business (in each case, other than ordinary course trade payables consistent with past practice); (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (v) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (vi) obligations with respect to letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person (whether or not drawn); and (viii) all guarantees and arrangements having the economic effect of a guarantee by such Person of any Indebtedness of any other Person of a type described in clauses (i) through (vi) above.

(eee)  “Intellectual Property” means all intellectual property rights, whether registered or unregistered, of every kind and description anywhere in the world, including the rights associated with or arising under any of the following anywhere in the world: (i) invention disclosures and patents and applications therefor and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) copyrights and copyrightable subject matter, including moral rights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, trade names, logos, slogans, trade dress, design rights, domain names and social media accounts and handles, and service marks, and trademark and service mark registrations and applications therefor and other similar designations of source or origin, together with the goodwill associated with any of the foregoing (“Marks”); (iv) Software (whether in source code, object code or other form), algorithms, databases, works or other materials, manuals, compilations and data; (v) trade secrets and all other confidential or proprietary information, ideas, marketing, business and technical information, product specifications, compositions, inventions (whether or not patentable), processes, formulae, models and methodologies and know-how (“Trade Secrets”); and (v) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(fff)   “International Trade Laws” means any Law concerning international business activities, including the exportation, re-exportation, or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such exportation, re-exportation or deemed exportation, including, but not limited to, the Export Control Reform Act of 2018; the Export Administration Regulations; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the embargoes and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”); orders of the President regarding embargoes and restrictions on transactions with designated countries and entities; and the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

(ggg)       “Intervening Event” means any Effect, or any material consequence of such Effect, that (i) as of the date of this Agreement was not known or reasonably foreseeable, in each case by the Company Board as of or prior to the date of this Agreement; (ii) materially improved or materially improves, or would be reasonably likely to materially improve the business, financial condition, assets and liabilities or results of operations of the Company and its Subsidiaries; and (iii) does not relate to (A) an Acquisition Proposal, (B) Parent, Merger Sub or this Agreement or (C) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (C) may be considered and taken into account).

(hhh)       “Investment Laws” any non-U.S investment Laws or non-U.S. Laws that provide for review of national security or defense matters.

(iii)          “IRS” means the United States Internal Revenue Service or any successor thereto.

(jjj)          “Israeli Interim Tax Ruling” means an interim tax ruling from the ITA in customary form and substance, confirming, among other things, that Merger Sub, the Parent and anyone acting on their behalf shall be exempt from Israeli withholding tax in relation to any Section 102 Amount and Section 3(i) Amount paid pursuant this Agreement to the Section 102 Trustee (which may be subject to customary conditions regularly associated with such an interim tax ruling).

(kkk)       “Israeli Tax Ordinance” means the Israeli Income Tax Ordinance [New Version], 5721-1961, and all the regulations, rules and Orders and any other provisions promulgated thereunder, and any guidance issued by the ITA with respect thereto.

(lll)          “Israeli Tax Ruling” means a ruling received by the Company from the ITA in customary form and substance which provides, among other things, that: (i) the payments made in respect to Section 102 RSUs and/or Section 102 Shares shall not constitute a violation of Section 102 if deposited with the Section 102 Trustee and released only after the lapse of the “requisite holding period” (as such term is defined in Section 102) or in the event that the Parent assumes Company Stock-Based Awards pursuant to Section 2.11(e), that the tax event shall be deferred to the future sale of equity securities of Parent, and (ii) Merger Sub, the Parent and anyone acting on their behalf shall be exempt from withholding tax in relation to any payments made to the Section 102 Trustee or anyone on their behalf with respect to payments for Section 102 RSUs, Section 102 Shares and Section 3(i) RSUs.

(mmm)    “ITA” means the Israeli Tax Authority.

(nnn)       “IT Systems” means all Software, firmware, hardware (including computers, servers, databases, peripheral devices and telecommunications devices), networks, interfaces, platforms and related systems, in each case, owned, leased, licensed or used by the Company or any of its Subsidiaries.

(ooo)       “Knowledge” of a Person, with respect to any matter in question, means, with respect to the Company, the actual knowledge of any of the individuals set forth in Section 1.1(ooo) of the Company Disclosure Letter and such knowledge as any such individuals would have obtained, in each case, after reasonable inquiry of their respective direct reports who, in each case, would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving the Company Intellectual Property, Knowledge does not require the Company, or any of its directors, officers or employees, to have conducted or have obtained any freedom to operate opinions or any Patent, Mark or other Intellectual Property clearance searches. If not conducted or obtained, no knowledge of any Patents, Marks or other Intellectual Property of any third Person that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees.

(ppp)    “Law” means any (i) federal, state, local or foreign statute, law (including common law), ordinance, rule, regulation or stock exchange listing requirement, code, treaty or (ii) order, judgment, decree, injunction, ruling, writ, award, decision or other similar provision from a Governmental Authority having the force or effect of law (“Order”).

(qqq)    “Legal Proceeding” means any claim, action, charge, lawsuit, arbitration, mediation, investigation (to the Knowledge of the Company, as used in relation to the Company or any of its Subsidiaries), audit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(rrr)      “Lien” means any mortgage, pledge, lien, encumbrance, charge, easement, right-of-way, encroachment, restriction, charge, option, right of first refusal, preemptive right, transfer restriction or security interest.

(sss)      “Major Customer” means each of the 10 largest direct customers and 10 largest reseller customers of the Company and its Subsidiaries, taken as a whole, determined on the basis of revenues received by the Company and its Subsidiaries, taken as a whole, for the nine-month period ended September 30, 2021, combined with other key aspects of materiality as viewed by the Company in the ordinary course of business.

(ttt)       “Major Supplier” means each of the 20 largest third-party suppliers and service providers (by spend) of the Company and its Subsidiaries, taken as a whole, for the nine-month period ended September 30, 2021.

(uuu)    “Material Contract” means any Contract, as in effect as of the date hereof, with any Major Customer or any Major Supplier.

(vvv)    “Nasdaq” means The Nasdaq Stock Market.

(www) “NS&I Act” means the National Security and Investment Act 2021, together with its secondary legislation and associated regulatory rules.

(xxx)    “Open Source Software” means any Software (in source or object code form) that is licensed, distributed or conveyed subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license or under a similar licensing or distribution model (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Mozilla Public License, Microsoft Shared Source License, Common Public License, Netscape Public License, Sun Community Source License, Sun Industry Standards License, BSD License, Apache Software License, or any other public source code license arrangement), or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of such Software that it, or other Software into which such Software is incorporated or that is linked with, derived from, called by, combined or distributed with such Software, be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge or with restrictions on the consideration to be charged, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(yyy)    “Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has had or would reasonably be expected to prevent or materially impair or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

(zzz)    “Permit” means any permits, licenses, variances, clearances, consents, certificates, commissions, franchises (or similar authorizations), exemptions, qualifications, accreditations, orders and approvals from Governmental Authorities that are required for the operation of the business of the Company and its Subsidiaries as currently conducted.

(aaaa)  “Permitted Lien” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which accruals or reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar Liens or security interests incurred in the ordinary course of business that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law (other than Tax Law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), in each case that do not adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) zoning, building and other similar codes or restrictions; (ix) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the SEC Reports; (x) non-exclusive licenses to Company Intellectual Property granted in the ordinary course of business to (1) end user customers solely for the purposes of using the products or services of the Company and its Subsidiaries or (2) service providers solely for the purposes of providing services to the Company and its Subsidiaries; (xi) statutory, common law or contractual Liens of landlords under real property leases; (xii) Liens against the fee interests of the landlord or owner of any Company properties unless caused by the Company or any of its Subsidiaries; (xiii) Liens or encumbrances imposed on the underlying fee interest in real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries unless caused by the Company or any of its Subsidiaries; and (xiv) Liens set forth in Section 1.1(aaaa) of the Company Disclosure Letter.

(bbbb) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(cccc)  “Personal Information” means (i) any information that identifies, relates to or describes, or, alone or in combination with any other information, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual or household, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, or (ii) any other information (or scope of information, such as household identifying information) that is considered “personally identifiable information,” “personal information,” “personal data” or any other similar term under the Data Protection Laws.

(dddd)     “Pre-Closing Period” means the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (i) termination of this Agreement pursuant to Article VIII and (ii) Effective Time.

(eeee)      “Process”, “Processing” or “Processed” means any operation or set of operations taken or performed on Personal Information, including but not limited to collection, recording, creation, receipt, access, use, handling, compilation, analysis, monitoring, retention, adaption or alteration, organization, retrieval, consultation, storage, transmission, transfer, disclosure, including by dissemination or otherwise making available, distribution, disposal, blocking, erasure or destruction thereof.

(ffff)        “Registered Intellectual Property” means all United States, international and foreign (i) issued Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including domain name registrations, intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.

(gggg)     “Related Party” means a Company Related Party or a Parent Related Party, as applicable.

(hhhh)     “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

(iiii)         “Representatives” means the Affiliates, directors, officers, employees, consultants, agents, representatives and advisors of a Party.

(jjjj)         “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

(kkkk)     “SEC” means the United States Securities and Exchange Commission.

(llll)         “Securities Act” means the Securities Act of 1933, as amended.

(mmmm) “Section 102” means Section 102 of the Israeli Tax Ordinance.

(nnnn)     “Section 102 Amount” means an aggregate amount equal to the allocable portion of the Company Stock-Based Award Consideration due to each Section 102 Holder for its Section 102 RSUs or Section 102 Shares.

(oooo)     “Section 102 Holder” means a holder of a Section 102 RSUs or a Section 102 Shares.

(pppp)     “Section 102 RSUs” means Company Stock-Based Awards granted and subject to Israeli tax under Section 102 of the Israeli Tax Ordinance.

(qqqq)     “Section 102 Shares” means shares of the Company issued pursuant to the exercise of Section 102 RSUs.

(rrrr)        “Section 102 Shareholder Document” means the letter to be delivered to Section 102 Holders in form and substance to be mutually agreed upon by Parent and the Company.

(ssss)       “Section 102 Trustee” means ESOP Management and Trust Services Ltd., which serves as the trustee of the Option Plan and the awards granted thereunder pursuant to Section 102(b)(2) of the Israeli Tax Ordinance.

(tttt)        “Section 3(i) Amount” means an aggregate amount equal to the allocable portion of the Company Stock-Based Award Consideration due to each Section 3(i) Holder for its Section 3(i) RSUs.

(uuuu)     “Section 3(i) Holder” means a holder of Section 3(i) RSUs.

(vvvv)     “Section 3(i) RSUs” means any Company Stock-Based Awards granted and subject to tax pursuant to Section 3(i) of the Israeli Tax Ordinance.

(wwww) “Section 3(i) RSU Holder Acknowledgement” means the acknowledgement to be executed by Section 3(i) RSU Holders in form and substance to be mutually agreed upon by Parent and the Company.

(xxxx)     “Service Provider” means any current or former employee, consultant, independent contractor, or member of the board of directors of the Company or any of its Subsidiaries.

(yyyy)     “Software” means (i) computer programs and systems, whether embodied in software, firmware or otherwise, including operating systems, applications, routines, interfaces and algorithms, whether in source code, object code, executable code or human readable form, (ii) databases and compilations, including any and all electronic data and electronic collections of data, whether machine readable or otherwise, (iii) designations, schematics, flow-charts, specifications and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation (including technical specifications, functional specifications, schematics, user manuals and training materials) related to any of the foregoing.

(zzzz)      “Specified Person” means any (i) director or executive officer of the Company, and any Person authorized on behalf of or directed by the Company, the Company Board or any director or executive officer of the Company (in their capacities as such) in connection with any of the activities restricted or limited by Section 5.3; and (ii) any Representative of the Company that is a senior member of its deal team at the Company Financial Advisor or the Company’s legal advisor.

(aaaaa)    “Subject Contract” means any of the following Contracts (other than a Company Benefit Plan) as in effect as of the date hereof:

(i)    any Material Contract;

(ii)   any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole.

(iii)   any Contract pursuant to which (A) the Company or any of its Subsidiaries has granted a license, covenant not to sue or other rights to a third Person under any Company Intellectual Property, other than any non-disclosure agreements that do not materially differ in substance from the Company’s standard form of non-disclosure agreement or non-exclusive licenses granted by the Company in the ordinary course of business to (1) end user customers solely for the purposes of using the products or services of the Company and its Subsidiaries or (2) service providers solely for the purposes of providing services to the Company and its Subsidiaries; (B) a third Person has granted a license, covenant not to sue or other rights under any Intellectual Property to the Company or any of its Subsidiaries; or (C) the Company’s or any of its Subsidiaries’ use of, rights in or ability to enforce any Intellectual Property is otherwise materially affected (including co-existence agreements, settlement agreements and covenants not to sue or assert or any option thereto), excluding, in each case, any (1) non-disclosure agreements that do not materially differ in substance from the Company’s standard form of non-disclosure agreement; (2) non-exclusive inbound licenses or related services Contracts for commercially available, off-the-shelf Software in object code form licensed pursuant to standard terms and involving fees and other payments of less than $50,000 per year in aggregate; (3) any inbound licenses to Open Source;

(iv)   any Contract (A) containing any covenant materially limiting or restricting the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business or geographic area, (B) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person (including soliciting any customers or soliciting or hiring individuals for employment) or levying a fine, charge or other payment for doing so, or (C) containing a “most favored nation” or exclusivity provision, in each case, other than any such Contracts that are not material to the Company and its Subsidiaries, taken as a whole, or customary employee non-solicitation or non-hire clauses with respect to the service providers of a third party;

(v)    any Contract entered into in the last three years (A) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a value greater than $10,000,000; or (B) pursuant to which the Company or any of its Subsidiaries will, or has the right to, acquire any material ownership interest in any Person (other than any Subsidiary of the Company); or (C) pursuant to which the Company or any of its Subsidiaries has ongoing or unperformed material obligations or liabilities.

(vi)   any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness, in each case in excess of $1,000,000, individually or in the aggregate, other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to wholly owned Subsidiaries of the Company in the ordinary course of business; (C) obligations incurred pursuant to business credit cards in the ordinary course of business; and (D) extensions of credit to customers in the ordinary course of business;

(vii)  any Contract that involves a joint venture or partnership;

(viii) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Company Stock-Based Awards or Company Options);

(ix)   any Contract between or among the Company or any of its Subsidiaries, on the one hand, and Microsoft Corporation or any of its Affiliates, on the other hand, that would reasonably be expected to involve aggregate payments by or to the Company and its Subsidiaries during the twelve-month period ending September 30, 2021, or during any subsequent twelve-month period, of at least $1,000,000;

(x)    any Collective Bargaining Agreement or other Contract with any Union;

(xi)   any Contract that prohibits (A) the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or (B) the pledging of the capital stock of the Company or any of its Subsidiaries;

(xii)  any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company’s standard forms previously disclosed in the Company’s SEC filings or made available to Parent;

(xiii) any Contract with a U.S. federal or state Governmental Authority pursuant to which the Company or any of its Subsidiaries provides goods or services;

(xiv) any hedging, swap, derivative or similar Contract; and

(xv)  any Contract that is an agreement in settlement of a dispute that imposes material obligations on the Company or any of its Subsidiaries involving (A) payment in excess of $1,000,000 or (B) any material ongoing requirements or restrictions on the Company or any of its Subsidiaries.

(bbbbb)   “Subsidiary” of any Person means (i) a corporation more than 50 percent of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

(ccccc)    “Superior Proposal” means any bona fide written Acquisition Proposal on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms and is more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger and the Offer (taking into account (i) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination and (ii) all legal, regulatory, and financing aspects of the proposal (including certainty of closing) and the identity of the Person making the proposal and all other aspects of the Acquisition Proposal that the Company Board (or a committee thereof) deems in good faith to be relevant). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “67 percent.”

(ddddd)   “Tax” means all federal, state, local or foreign income, gross receipts, capital gains, withholding, property, recording, stamp, stamp duty, transfer, sales, use, franchise, employment, payroll, excise, alternative minimum, accumulated earnings, value added, services, ad valorem, environmental, occupation, margins, commercial activity, capital stock, capital investment, unemployment, registration, social security, disability, workers’ compensation contributions, severance, occupancy, or any other taxes (including estimated taxes), customs, tariffs, imposts, levies, duties or other like assessments or charges in the nature of a tax imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts imposed by a Governmental Authority.

(eeeee)        “Tax Returns” means all Tax returns, declarations, elections, statements, reports, schedules, forms and information returns, filed or required to be filed with any Governmental Authority relating to Taxes, including in each case any attachments thereto and amendments thereof.

(fffff)          “TBOC” means the Texas Business Organizations Code, as amended.

(ggggg)       “Termination Fee” means an amount in cash equal to $19,000,000.

(hhhhh)       “Transaction Documents” means, collectively, the Confidentiality Agreement, the Tender Agreements and any other document contemplated by those agreements or any document or instrument delivered in connection with this Agreement or those agreements.

(iiiii)           “Transaction Litigation” means any Legal Proceeding commenced or threatened in writing against a Party or any of its Subsidiaries, Affiliates or directors or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Schedule 14D-9, any Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties related to this Agreement or the Transaction Documents; provided that, for the avoidance of doubt, any Legal Proceeding involving or arising under any Antitrust Law, and Investment Law or CFIUS shall not be considered Transaction Litigation.

(jjjjj)           “TW” means True Wind Capital, L.P.

(kkkkk)      “Union” means any union, works council or other employee representative body.

(lllll)           “WARN” means the United States Worker Adjustment and Retraining Notification Act, as amended, together with any similar applicable state, local or foreign Laws.

(mmmmm) “Willful Breach” or “Willfully Breaches” means a breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party (including, solely with respect to Section 5.3, a Specified Person) with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, cause, result in or constitute a breach.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Certificates	2.12(c)(i)
CFIUS Filing	6.2(c)
Chosen Courts	9.12(a)
Closing	2.6
Closing Date	2.6
Collective Bargaining Agreement	3.19(a)
Company	Preamble
Company Benefit Plan Expiration Date	6.11(b)
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(c)(i)
Company Breach Notice Period	8.1(g)
Company Disclosure Letter	1.4
Company Plans	6.11(c)
Company Related Parties	8.3(e)
Company SEC Reports	3.8
Company Securities	3.6(c)
Company Software	3.15(j)
Company Stock-Based Award Consideration	2.11(a)
Company Trade Secrets	3.15(i)
Comparable Plans	6.11(c)
Contributor	3.15(h)
Copyrights	1.1(eee)
Dissenting Company Shares	2.10(c)(i)
Dissenting Shareholder Statute	2.10(c)(i)
Draft CFIUS Filing	6.2(c)
DTC Payment	2.12(d)
EDGAR	3.8
Effect	1.1(x)
Effective Time	2.5
Electronic Delivery	9.14
Enforceability Limitations	3.2
Event Notice Period	5.3(d)(i)(1)
Exchange Fund	2.12(b)
Excluded Benefits	6.11(c)
Expiration Date	2.1(c)
Expiration Time	Annex I
Extension Deadline	2.1(d)(ii)
Indemnified Persons	6.10(a)
Initial Expiration Date	2.1(c)
International Company Benefit Plans	3.18(a)
Joinder	9.7
Lease	3.13(b)
Leased Real Property	3.13(b)
Marks	1.1(eee)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Recitals
Minimum Condition	Annex I
New Plans	6.11(d)
Offer	Recitals
Offer Acceptance Consideration	2.2(a)(iii)
Offer Acceptance Time	2.2(a)(iii)
Offer Commencement Date	2.1(f)(i)
Offer Conditions	2.1(b)(i)
Offer Documents	2.1(f)(i)

Offer Price	Recitals
Offer to Purchase	2.1(f)(i)
Old Plans	6.11(d)
Option Consideration	2.11(b)
Owned Company Shares	2.10(a)(ii)
Parent	Preamble
Parent Breach Notice Period	8.1(h)
Parent Related Parties	8.3(e)
Party	Preamble
Patents	1.1(eee)
Payment Agent	2.12(a)
Payoff Letter	6.17
Per Share Price	2.10(a)(iii)
Privacy and Data Security Requirements	3.16(a)
Proposal Notice Period	5.3(d)(ii)(3)
Required Company Filing	6.3(a)
Required Parent Filing	6.3(b)
SEC Reports	Article III
Section 102 Plans	3.17(o)(i)
Section 102 Withheld Tax	2.15(b)(i)
Schedule 14D-9	2.2(b)(i)
Schedule TO	2.1(f)(i)
Shares	Recitals
Stockholder List Date	2.3
Sublease	3.13(c)
Surviving Corporation	2.4
Tail Policy	6.10(c)
Tax Proceeding	3.17(d)
Tender Agreements	Recitals
Termination Date	8.1(c)
Trade Secrets	1.1(eee)
Transactions	Recitals
Uncertificated Shares	2.12(c)(ii)
VAT	3.17(o)(ii)

1.3 Certain Interpretations.

(a) References to this Agreement. Unless the context of this Agreement otherwise requires, (i) when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, that reference is to an Article, Section, Schedule or Exhibit to this Agreement, as applicable, and (ii) references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs.

(b) Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation”; and (iii) the phrase “ordinary course of business” will be deemed in each case to be followed by the words “consistent with past practice.”

(c)  Threats. Unless the context of this Agreement otherwise requires, the word “threat” or “threatened” will be deemed to be immediately followed by the words “in writing or, to the Knowledge of such Person, orally.”

(d)  Neither, etc. Not Exclusive. Unless the context of this Agreement otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(e)  Extent. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(f)  Dollars. When used in this Agreement, references to “$” or “Dollars” are references to United States dollars.

(g) Gender and Number. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document.

(h) References to Parties. References to any Person include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(i)  References to Subsidiaries. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(j)  Writings. References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(k)  Legislation. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, subject, in each case, to the provisions of Section 5.2.

(l)  Accounting Matters. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation; (ii) such item is otherwise specifically set forth on the balance sheet or financial statements; or (iii) such item is specifically set forth on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(m) Headings. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(n)  Applicable Time. Unless otherwise indicated, all references to a specific time are to the then-applicable local time in Dallas, Texas.

(o)  Calculation of Time Periods. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (iii) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (iv) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(p)  Nature of Days and Months. Whenever this Agreement refers to a number of days, that number will refer to calendar days unless Business Days are specified. Any reference to a “month” means a calendar month.

(q)  Representations Are Not Covenants. Nothing contained in Article III or Article IV may be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 3.27 and Section 4.14 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

(r)   Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, they waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(s)  Summaries. No summary of this Agreement or any Exhibit, Schedule or other document delivered with this Agreement that is prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule or document.

(t)   No Admission. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained in this Agreement or in the Company Disclosure Letter will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or materiality.

(u)  Nature of Information Disclosed. It is understood and agreed that the (i) specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts (or higher or lower amounts) are or are not material; and (ii) the inclusion of any specific item in the Company Disclosure Letter is not intended to imply that such items are or are not material or are within or outside of the ordinary course of business. In each case, no Party may use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement is or is not material for purposes of this Agreement or whether any obligation, item or matter included in the Company Disclosure Letter is or is not material for purposes of this Agreement or is within or outside of the ordinary course of business.

(v)  No Reliance by Others on Representations. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.4 without notice or liability to any other Person (other than notice to the other Parties hereto in accordance with Section 9.4). In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of facts or circumstances as of the date of this Agreement or as of any other date.

(w) Made Available. The phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used with respect to documents or other information means that such documents or information have been physically or electronically delivered to the relevant Party prior to the date hereof, including by being (i) posted to the virtual data room managed by the Company in connection with the Transactions prior to 10:00 p.m. on November 5, 2021; or (ii) filed with or furnished to the SEC and available on EDGAR at least two Business Days prior to the date hereof.

1.4 Company Disclosure Letter. The information set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date hereof (the “Company Disclosure Letter”) is disclosed under separate Section and subsection references that correspond to the Sections and subsections of this Agreement to which such information relates. The information set forth in each Section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties or covenants of the Company that are set forth in the correspondingly numbered Section or subsection of this Agreement; and (b) any other representations or warranties of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations or warranties is reasonably apparent on the face of such disclosure.

ARTICLE II

THE TRANSACTIONS

2.1 The Offer.

(a)  Commencement of the Offer. Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable after the date of this Agreement (but in no event, subject to the Company’s compliance with its obligations pursuant to Section 2.1(f)(iv), later than ten Business Days from the date of this Agreement). The Offer Price shall be paid net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement.

(b) Conditions of the Offer.

(i)  In General. The obligation of Merger Sub (and of Parent to cause Merger Sub) to accept for payment, and pay for, any and all Shares validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject to the satisfaction (or to the extent waivable, the waiver by Parent or Merger Sub) of the conditions set forth in Annex I (as they may be amended from time to time in accordance with this Agreement, collectively, the “Offer Conditions”) and not to any other conditions.

(ii) Permissible Changes. Merger Sub expressly reserves the right, at any time, to (A) increase the Offer Price or (B) waive any Offer Condition or (C) make any other changes to the terms and conditions of the Offer that are not inconsistent with the terms of this Agreement. Notwithstanding the prior sentence, without the prior written consent of the Company: (1) the Minimum Condition may not be amended or waived; (2) Merger Sub shall not decrease the Offer Price; and (3) no change may be made to the Offer that (a) changes the form of consideration to be delivered by Merger Sub pursuant to the Offer; (b) decreases the number of Shares sought to be purchased by Merger Sub in the Offer; (c) imposes conditions or requirements to the Offer in addition to the Offer Conditions; (d) except as provided in Section 2.1(d), terminates the Offer or accelerates, extends or otherwise changes the Expiration Date; (e) otherwise amends or modifies any of the other terms of the Offer in a manner that adversely affects holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions in accordance with this Agreement; or (f) provides any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) unless this Agreement is terminated in accordance with Section 8.1.

(c) Expiration of the Offer. The Offer shall initially be scheduled to expire at one minute after 11:59 p.m., Eastern time, on the date that is 20 Business Days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) following the Offer Commencement Date (the “Initial Expiration Date,” and such date or such subsequent date to which the Initial Expiration Date of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”).

(d) Extension of the Offer.

(i)  In General. Notwithstanding anything in this Agreement to the contrary, unless this Agreement has been terminated in accordance with Section 8.1 and subject to Section 2.1(d)(ii), (A) if, as of the then-scheduled Expiration Date, any Offer Condition set forth in clause (c) of Annex I is not satisfied and has not been waived by Merger Sub or Parent, to the extent waivable by Merger Sub or Parent, then Merger Sub shall extend the Offer for consecutive periods of up to 10 Business Days per extension (or such longer period as the Parties may agree) to permit such Offer Condition to be satisfied; (B) if, as of the then-scheduled Expiration Date, any other Offer Condition set forth in Annex I is not satisfied and has not been waived by Merger Sub or Parent, to the extent waivable by Merger Sub or Parent, then Merger Sub may, without the prior written consent of the Company, extend the Offer on one or more occasions for consecutive periods of up to 10 Business Days per extension (or such longer period as the Parties may agree), until such time as all Offer Conditions are satisfied; or (C) if, as of the then-scheduled Expiration Date of the last extension period referred to in clause (A) or (B), any Offer Condition (other than the Minimum Condition) is not satisfied and has not been waived by Merger Sub or Parent, to the extent waivable by Merger Sub or Parent, then, at the request of the Company (which request may be made up to three times), Merger Sub shall extend the Offer for one additional period of up to 10 Business Days

(or such longer period as the Parties may agree) to permit such Offer Conditions to be satisfied (or such longer period as the Company and Parent may mutually agree in writing), up to and including the Termination Date; provided, that in no event shall Merger Sub be required to extend the Offer beyond the Extension Deadline; and (D) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time for the minimum period required by any Law, any interpretation or position of the SEC or the staff thereof, or any rules and regulations of Nasdaq applicable to the Offer (including in order to comply with Rule 14e-1(b) promulgated under the Exchange Act in respect of any change in the Offer Price).

(ii) Extension Deadline. In no event shall Merger Sub: (A) be required to extend the Offer beyond the earliest to occur of (1) the valid termination of this Agreement in compliance with Section 8.1; (2) the Termination Date; and (3) the final Expiration Date following extension of the Offer in compliance with Section 2.1(d)(i) (such earliest occurrence, the “Extension Deadline”); or (B) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(e) Termination of the Offer. Merger Sub shall not, and Parent shall cause Merger Sub not to, terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Section 8.1. If this Agreement is terminated pursuant to Section 8.1, then Merger Sub shall, and Parent shall cause Merger Sub to, promptly (and in any event within two (2) Business Days following such termination) and unconditionally terminate the Offer and not acquire any Shares pursuant thereto, and Merger Sub shall, and Parent shall cause Merger Sub to, promptly return, and cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(f) Offer Documents.

(i)  Schedule TO. On the date of the commencement of the Offer (the “Offer Commencement Date”) Parent and Merger Sub shall: (i) file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer, which will contain or incorporate by reference: (A) Merger Sub’s offer to purchase Shares pursuant to the Offer (the “Offer to Purchase”); and (B) forms of the related letter of transmittal, summary advertisement and other ancillary Offer documents; and (ii) cause the Offer to Purchase and related documents to be disseminated to the holders of Shares as and to the extent required by the United States securities Laws and the rules and regulations of the SEC promulgated thereunder. Parent and Merger Sub shall cause the Schedule TO (including the Offer to Purchase and forms of the letter of transmittal, summary advertisement and other ancillary Offer documents) (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with all amendments and supplements thereto, collectively, the “Offer Documents”) to comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable and the rules and regulations thereunder and, as of the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (it being understood that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents). Unless a Company Board Recommendation Change has occurred, Parent and Merger Sub shall be entitled to include the Company Board Recommendation in the Offer Documents.

(ii)  SEC Comments. Each of Parent, Merger Sub and the Company: (A) shall promptly respond to any comments (including oral comments) of the SEC or its staff with respect to the Offer Documents or the Offer and (B) to the extent required by the applicable requirements of United States securities Laws and the rules and regulations of the SEC promulgated thereunder, promptly correct any information provided by it for use in the Offer Documents to the extent that such information is or has become false or misleading in any material respect. Parent and Merger Sub shall take all steps reasonably necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities Laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to the holders of Shares.

(iii) Review of Offer Documents. Except following a Company Board Recommendation Change, (A) the Company and its legal counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto and including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any such comments made by the Company or its legal counsel and (B) Parent and Merger Sub shall promptly provide the Company and its legal counsel with a copy or a description of any comments (including oral comments, which Parent may describe orally to the Company or its legal counsel) received by Parent, Merger Sub or their legal counsel from the SEC or its staff with respect to the Offer Documents.

(iv) Additional Information from the Company. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company or any of its Subsidiaries that may be required or reasonably requested in connection with the Offer Documents or any action contemplated by this Section 2.1(f).

2.2 Additional Actions.

(a) Additional Parent Actions.

(i)   Provision of Sufficient Funds. Parent shall provide (or cause to be provided) to Merger Sub, on a timely basis, all of the funds necessary to purchase all of the Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

(ii)  Tenders by Parent. Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective Affiliates will, tender any Shares held by them into the Offer.

(iii) Acceptance and Payment. Subject to the satisfaction or, to the extent waivable by Merger Sub or Parent, waiver by Merger Sub or Parent of each of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) (A) promptly after the Expiration Date accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”); and (B) as promptly as practicable after the Offer Acceptance Time, pay for such Shares (the aggregate amount of such payments, the “Offer Acceptance Consideration”).

(b) Additional Company Actions.

(i)   Schedule 14D-9. As promptly as practicable (but in no event later than one Business Day) after the commencement of the Offer, the Company shall file with the SEC and disseminate to the holders of Shares, in each case as and to the extent required by applicable United States securities Laws, the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the terms and conditions of this Agreement, including the notice and other information required by Section 10.355(b-1) of the TBOC such that the Schedule 14D-9 will constitute a valid notice of appraisal rights under Section 10.355(b-1) of the TBOC, and, subject to Section 5.3, reflect the Company Board Recommendation.

(ii)  Compliance. The Company shall cause the Schedule 14D-9 to (A) comply in all material respects with the Exchange Act and other applicable Laws; and (B) as of the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9).

(iii) SEC Comments. Each of Parent, Merger Sub and the Company: (A) shall promptly respond to any comments (including oral comments) of the SEC or its staff with respect to the Schedule 14D-9; and (B) to the extent required by the applicable requirements of United States securities Laws and the rules and regulations of the SEC promulgated thereunder, promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that such information is or has become false or misleading in any material respect. The Company shall take all steps reasonably necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities Laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to the holders of Shares, except that any such filing of the corrected Schedule 14D-9 shall not, without the prior written consent of Parent, waive, extend or restart the notice period for purposes of Section 10.355(b-1) of the TBOC.

(iv) Review of Schedule 14D-9. Except following a Company Board Recommendation Change, (A) Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including all amendments and supplements thereto and including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC and the Company shall give reasonable and good faith consideration to any such comments made by Parent or its legal counsel and (B) The Company shall promptly provide Parent and its legal counsel with a copy or a description of any comments (including oral comments, which the Company may describe orally to Parent or its legal counsel) received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D-9.

(v)  Additional Information from Parent and Merger Sub. Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent or Merger Sub that may be required or reasonably requested in connection with the Schedule 14D-9 or any action contemplated by this Section 2.2(b).

2.3  Stockholder Lists. In connection with the Offer, the Company shall promptly (and in any event within three Business Days after the date hereof) provide to Parent: (a) a list of the Company Stockholders and non-objecting beneficial owners, mailing labels, any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date (the date used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”); and (b) such additional information (including updated lists of stockholders and non-objecting beneficial owners, mailing labels, listings or computer files containing the names and addresses of all record holders and lists of securities positions) as Parent may reasonably request in connection with the Transactions. Prior to the filing with the SEC of the Schedule 14D-9, the Company shall set the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 10.355(b-1) of the TBOC. Subject to applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Transactions and, if this Agreement is terminated, shall, upon request by the Company, deliver, and use their reasonable best efforts to cause their agents to deliver, to the Company (or, at Parent’s election, destroy) all copies and any extracts or summaries from such information then in their possession or under their control, and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

2.4  The Merger. Upon the terms and subject to the conditions set forth in this Agreement and Section 21.459(c) of the TBOC, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue as the surviving corporation of the Merger and a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.” The Merger shall be governed by, and effected pursuant to, Section 21.459(c) of the TBOC.

2.5  The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the TBOC (including Section 21.459(c) thereof) by filing the Certificate of Merger with the Secretary of State of the State of Texas in accordance with the applicable provisions of the TBOC (the time of such filing and acceptance with the Secretary of State of the State of Texas, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the TBOC, the “Effective Time”).

2.6  The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 7:00 a.m. Central time remotely via the electronic exchange of documents, on the date on which the Offer Acceptance Time occurs, except that if the conditions set forth in Section 7.1 are not satisfied or waived by such date (other than those conditions that by their nature are to be satisfied at the Closing Date, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at the Closing), then the Closing will occur no later than the first Business Day on which the conditions set forth in Section 7.1 are satisfied or waived; or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.7  Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.8   Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the Charter will be amended and restated in its entirety to read substantially identically to the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated articles of incorporation will become the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the TBOC and such articles of incorporation, except that at the Effective Time the articles of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “Zix Corporation”.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the TBOC, the articles of incorporation of the Surviving Corporation and such bylaws.

2.9   Directors and Officers of the Surviving Corporation.

(a) Directors. The Parties shall take all necessary actions so that the directors of Merger Sub as of immediately prior to the Effective Time are the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or until their resignation or removal.

(b) Officers. The Parties shall take all necessary actions so that the officers of the Company as of immediately prior to the Effective Time are the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed, or until their resignation or removal.

2.10 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i)  each share of common stock, par value $0.0001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each Share that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of the Company, Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

(iii) each Share that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest (the “Per Share Price”) and net of any withholding, in accordance with the provisions of Section 2.12 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.14).

(b) Adjustment to the Offer Price and Per Share Price. The Offer Price and the Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i)   Dissenting Company Shares. Notwithstanding anything to the contrary set forth in this Agreement, all Shares that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who have properly and validly exercised and perfected their statutory rights of appraisal in respect of such Shares in accordance with Subchapter H, Chapter 10 of the TBOC (the “Dissenting Shareholder Statute” and any such Shares meeting the requirement of this sentence, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.10. Such Company Stockholders shall be entitled to receive payment of such amounts as are payable in accordance with the Dissenting Shareholder Statute (it being understood that at the Effective Time, such Dissenting Company Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such Company Stockholder shall cease to have any voting or other rights with respect thereto other than the right to receive the payment of such amounts as are payable in accordance with the Dissenting Shareholder Statute); provided, however, that if any such Company Stockholder fails to perfect or effectively withdraws or loses the right to appraisal of such Dissenting Company Shares pursuant to the Dissenting Shareholder Statute, then the right of such holder to any such payment shall cease and such Dissenting Company Shares shall be deemed to have been converted into, and to have become cancelled and exchanged solely for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such Shares in the manner provided in Section 2.12.

(ii)  Notification of Parent of Demands for Appraisal. The Company will give Parent (A) prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the TBOC and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the TBOC in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.10(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the TBOC in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and may offer comments or suggestions with respect to such demands, but Parent will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

2.11 Equity Awards.

(a) Company Stock-Based Awards. Prior to the Effective Time and subject to Section 2.11(e), the Company will take all necessary actions (including obtaining consents, if applicable) so that, at the Effective Time, each Company Stock-Based Award outstanding as of immediately prior to the Effective Time, whether or not then vested in accordance with its terms, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, (i) to the extent not previously vested, be deemed fully vested (as set forth in the applicable award and/or other agreements between the Company and the applicable holder) immediately prior to, and subject to the occurrence of, the Effective Time, and (ii) at the Effective Time, be cancelled and converted into and become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the amount of the Per Share Price (less the purchase price per Share, if any, of such Company Stock-Based Award) by (ii) the total number of Shares then subject to such Company Stock-Based Award (as set forth in the applicable award and/or other agreements between the Company and the applicable holder) (the “Company Stock-Based Award Consideration”).

(b) Company Options. Prior to the Effective Time and subject to Section 2.11(e), the Company will take all necessary actions (including obtaining consents, if applicable) so that, at the Effective Time, each Company Option outstanding and unexercised as of immediately prior to the Effective Time, whether or not then vested in accordance with its terms, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, accelerate vesting in full and be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) (A) the excess, if any, of the amount of the Per Share Price less the exercise price per share of such Company Option (or (B), to the extent provided in an Employment Termination Benefits Agreement, if greater, the fair value of the Company Option as determined by GAAP), by (ii) the total number of Shares then issuable upon exercise in full of such Company Option (the “Option Consideration”). Notwithstanding the foregoing or anything else to the contrary in this Agreement, except as provided in an Employment Termination Benefits Agreement, with respect to any Company Options for which the exercise price per share of such Company Options is equal to or greater than the Per Share Price, such Company Options will be cancelled without any cash payment being made in respect thereof.

(c) Payment Procedures. Except to the extent Company Stock Based Awards or Company Options are treated as contemplated in the first sentence of Section 2.11(e), at or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate (i) Company Stock-Based Award Consideration owed to all holders of Company Stock-Based Awards; and (ii) Option Consideration owed to all holders of Company Options. Not later than the next regularly scheduled payroll date that is at least fifteen days following the Closing Date, the applicable holders of Company Stock-Based Awards and Company Options will receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider, of any amounts required to be paid to such holders in respect of Company Stock-Based Awards or Company Options that are cancelled and converted pursuant to Section 2.11(a) or Section 2.11(b), as applicable. Notwithstanding the foregoing, if any payment owed to a holder of Company Stock-Based Awards or Company Options pursuant to Section 2.11(a) or Section 2.11(b), as applicable, (A) cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent to such holder promptly following the Closing Date, or (B) constitutes deferred compensation under Code Section 409A, then the timing of such payment will be made in a manner that is intended to comply with Code Section 409A so as not to result in adverse tax consequences thereunder for such holder.

Notwithstanding the above, any payment (including, if applicable, payments in kind) to holders of Section 102 RSUs and to holders of Section 3(i) RSUs shall be paid to the Section 102 Trustee, in full without any withholding of Taxes (provided that the Company obtained the Israeli Interim Tax Ruling or the Israeli Tax Ruling prior to Closing) to be held and released in accordance with the provisions of Section 102 (if applicable) and the Israeli Tax Ruling, and for further distribution to the beneficial holders subject to the receipt (on or after Closing) by the Section 102 Trustee of a duly executed Section 102 Shareholder Document in relation to any payment to holders of Section 102 RSUs, and of a duly executed Section 3(i) RSU Holder Acknowledgement in relation to any payment to holders of Section 3(i) RSUs.

(d) Necessary Further Actions. The Company will take all action necessary to effect the cancellation, or cancellation and continuation, as applicable, of Company Stock-Based Awards and Company Options as of the Effective Time and to give effect to this Section 2.11 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act) and to cause all Company Stock-Based Awards and Company Options and all Company Stock Plans and other rights thereunder to terminate (subject to replacement, as applicable) as of the Effective Time.

(e) Assumption of Awards. Parent may, in its sole discretion, elect to assume or substitute some or all of the Company Stock-Based Awards or Company Options in a manner contemplated by Section 22 of the applicable Company Stock Plan (it being understood that for any Company Stock-Based Awards or Company Options subject to such assumption or substitution, no accelerated vesting will occur in connection with the consummation of the transactions contemplated in this Agreement). In the event Parent elects such treatment, it will notify the Company of such decision by no later than seven (7) calendar days following the Offer Commencement Date. Except as contemplated in connection with such election, no Company Options or Company Stock-Based Award shall be continued, converted, assumed or replaced by the Surviving Corporation in connection with the transactions contemplated hereby. In connection with the foregoing, within three Business Days following the date hereof, the Company shall provide Parent with a complete and accurate list, as of the Capitalization Date, of all Company Stock-Based Awards and Company Options, listing for each, as applicable: (i) the type of award, (ii) the number of underlying shares of Company Common Stock, (iii) the vesting schedule and applicable vesting criteria, (iv) the exercise price, (v) expiration date, and (vi) whether such award is intended to be tax-qualified.

2.12 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent will (i) designate the Company’s transfer agent or select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of Shares pursuant to Section 2.10, an amount of cash equal to the aggregate consideration to which such holders of Shares become entitled pursuant to Section 2.10. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available); or (iv) in mutual funds investing in such assets (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.10; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.10 for any reason, then Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.10. Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Exchange and Payment Procedures.

(i)  Certificated Shares. Promptly following the Effective Time (and in any event within five Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that immediately prior to the Effective Time represented outstanding Shares (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) whose Shares were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.10, (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable in respect thereof pursuant to Section 2.10. Upon surrender to the Payment Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.14) for cancellation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Payment Agent in accordance with the terms of such materials and instructions, the holder of such Certificate will be entitled to receive in exchange for the number of shares represented by such Certificate (and Parent will cause the Payment Agent to pay and deliver in exchange therefor as promptly as practicable) an amount in cash equal to the product obtained by multiplying (1) the aggregate number of Shares represented by such Certificate by (2) the Per Share Price (less any applicable withholding Taxes in respect thereof). The Certificate so surrendered will be cancelled. The Payment Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of any holder of the Certificates on the amount payable upon the surrender of such Certificates pursuant to this Section 2.12(c)(i). Until so surrendered, the Certificates will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.10.

(ii) Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, any holder of Shares held in book-entry form (the “Uncertificated Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent to receive the consideration payable in respect thereof pursuant to Section 2.10. In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share that immediately prior to the Effective Time represented an outstanding Share (other than Dissenting Company Shares and Owned Company Shares) whose Shares were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.10 will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request) at the Effective Time, be entitled to receive (and Parent will cause the Payment Agent to pay and deliver as promptly as practicable) an amount in cash equal to the product obtained by multiplying (A) the aggregate number of Shares represented by such holder’s transferred Uncertificated Shares by

(B) the Per Share Price (less any applicable withholding Taxes in respect thereof). The Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of any holder of the Uncertificated Shares on the amount payable upon the surrender of such Uncertificated Shares pursuant to this Section 2.12(c)(ii). Until so surrendered, Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.10(a). Notwithstanding anything to the contrary in this Agreement, any payment (including, if applicable, payments in kind) to holders of Section 102 Shares shall be paid to the Section 102 Trustee, in full without any withholding of taxes (provided that the Company obtained the Israeli Interim Tax Ruling or the Israeli Tax Ruling prior to Closing), to be held and released in accordance with the provisions of Section 102 and the Israeli Tax Ruling, and for further distribution to the beneficial holders subject to the receipt (on or after Closing) by the Section 102 Trustee of a duly executed Section 102 Shareholder Document in relation to any payment to holders of Section 102 Shares.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and DTC with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the product obtained by multiplying (A) the number of Shares (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time by (B) the Per Share Price (less any applicable withholding Taxes in respect thereof) (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. If a transfer of ownership of Shares is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the consideration payable pursuant to Section 2.10 may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any applicable stock transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the consideration payable with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f) Escheat. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a Company Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Uncertificated Shares have not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, then any such cash in respect of such Certificate or Uncertificated Share will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such Shares for exchange pursuant to this Section 2.12 will thereafter look for payment of the Per Share Price (less any applicable withholding Taxes in respect thereof) payable in respect of the Shares represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.10.

2.13 No Further Ownership Rights in Shares. From and after the Effective Time, (a) all Shares will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares previously representing any Shares will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 2.10 (or in the case of Dissenting Company Shares, the rights pursuant to Section 2.10(c)). The consideration paid in accordance with the terms of this Article II upon conversion of any Shares will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.12(c)) be cancelled and exchanged as provided in this Article II.

2.14 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price (less any applicable withholding Taxes in respect thereof) payable in respect thereof pursuant to Section 2.10. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.15 Required Withholding.

(a) Each of the Payment Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, as applicable, will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld with respect to such payment pursuant to the Code or any other applicable federal, state, local or foreign Laws related to Taxes. Any such amounts are so deducted or withheld shall be paid over to the appropriate Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(b) Notwithstanding anything to the contrary herein:

(i) any amounts or, if applicable, equity securities of Parent payable to a Section 102 Holder under this Agreement in respect of Section 102 Shares and Section 102 RSUs, shall be paid to or deposited with the Section 102 Trustee in full without any withholding of taxes (provided that the Company obtained the Israeli Interim Tax Ruling or the Israeli Tax Ruling prior to Closing), and the Section 102 Trustee shall deduct and withhold from such consideration such amounts as the Section 102 Trustee is required to deduct and withhold with respect to the making of any such payment (after taking into account any Israeli Tax withheld from the amount paid to the Section 102 Trustee, if any) under any applicable Israeli Tax Law, the Israeli Interim Tax Ruling, and the Israeli Tax Ruling, at the applicable rate for such withholding (any and all taxes withheld are referred to herein, the “Section 102 Withheld Tax”);

(ii)  the Section 102 Withheld Tax, if any, so withheld and transferred by the Section 102 Trustee to the ITA shall be deemed, for all purposes, as having been paid to the Section 102 Holder on account of the consideration payable or otherwise deliverable to such Section 102 Holder under this Agreement; and

(iii) any amounts payable to a Section 3(i) Holder under this Agreement in respect of Section 3(i) RSUs, shall be subject to deduction or withholding of Israeli Tax under the Ordinance and according to the terms of the Israeli Tax Ruling (or the Israeli Interim Tax Ruling); and

(iv) the Section 102 Trustee shall be entitled to withhold Israeli Taxes with respect to the consideration payable (including, if applicable, payments in kind) to Section 102 Holders and Section 3(i) Holders from and after the sixteenth (16th) calendar day of the calendar month following the month during which the Closing occurs, unless the Israeli Tax Ruling or the Israeli Interim Tax Ruling are provided prior to such time, and in such case, the Section 102 Trustee shall act in accordance with the Israeli Tax Ruling or the Israeli Interim Tax Ruling, as applicable.

2.16 Future Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.17 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then (a) the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action and (b) the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such assets, property, rights, privileges, powers or franchises, or any such debts or liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act, on or after January 1, 2021 and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward-Looking Statements,” and qualitative disclosures under the heading “Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are general and predictive, cautionary or forward-looking in nature) (the “SEC Reports”) (it being understood that (i) any matter disclosed in any SEC Report will be deemed to be disclosed in a section of the Company

Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure in such SEC Report that it is applicable to such section of the Company Disclosure Letter and (ii) nothing disclosed in any SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 3.5; or (b) as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the TBOC; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own and operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties and assets owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws, each as amended to date. The Company is not in violation of the Charter or the Bylaws in any material respect.

3.2 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) assuming that the Merger is consummated in accordance with Section 21.459(c) of the TBOC, consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement, and the consummation of the Transactions have each been duly authorized by all necessary corporate action on the part of the Company and assuming that the Merger is consummated in accordance with Section 21.459(c) of the TBOC, no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations under this Agreement; or (iii) the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (the “Enforceability Limitations”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Transactions upon the terms and conditions set forth in this Agreement; (iii) agreed to effect the Merger pursuant to Section 21.459(c) of the TBOC; and (iv) recommended that the stockholders of the Company tender their Shares to Merger Sub pursuant to the Offer (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement.

(b) Fairness Opinion. The Company Board received the written opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Per Share Price to be received in the Transaction by the holders of Company Common Stock (other than holders of Owned Company Shares and Dissenting Company Shares) is fair, from a financial point of view, to such holders (it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub). The opinion of the Company Financial Advisor has not been withdrawn, revoked or modified as of the date of this Agreement.

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 21.606 of the TBOC and any other similar applicable “anti-takeover” Law will not be applicable to the Transactions and no further action is required. There is no takeover-related provision in the Charter or the Bylaws, or any stockholder rights plan or similar agreement applicable to Parent, this Agreement or the Transactions that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Transactions.

3.4 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement, and the consummation of the Transactions (a) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration (including the obligation to make an offer to purchase or redeem any Indebtedness or capital stock) or a loss of a material benefit under or pursuant to (i) any provision of the Charter or the Bylaws; (ii) any Material Contract; (iii) assuming compliance with the matters referred to in Section 3.5 and, in the case of the consummation of the Transactions, that the Merger is consummated in accordance with Section 21.459(c) of the TBOC, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (b) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (a)(ii), (a)(iii) and (b) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.5 Requisite Governmental Approvals. Assuming that the Merger is consummated in accordance with Section 21.45(c) of the TBOC, no Consent, authorization of, filing or registration with, or notification to any Governmental Authority that has jurisdiction over the Transactions is required on the part of the Company in connection with the (a) execution and delivery of this Agreement by the Company; (b) performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) consummation of the Transactions, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Texas and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) the filing with the SEC of the Schedule 14D-9, and such other filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.6 Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 175,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred Stock, 100,914 of which are designated as Company Series A Preferred Stock and 35,086 of which are designated as Company Series B Preferred Stock. As of the Capitalization Date, (A) 56,790,468 shares of Company Common Stock were issued and outstanding, (B) 100,206 shares of Company Preferred Stock were issued and outstanding (all of which were designated as Company Series A Preferred Stock), and (C) 28,482,420

shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the TBOC, the Charter, the Bylaws or any Contract to which the Company is a party or bound. Since the close of business on the Capitalization Date, the Company has not issued or granted any Company Securities other than pursuant to the exercise or settlement of Company Stock-Based Awards or Company Options granted prior to the Capitalization Date.

(b) Stock Reservation, Grant Practices.

(i)   Stock Reservation. As of the Capitalization Date, the Company has reserved 11,650,000 shares of Company Common Stock for issuance of awards under the Company Stock Plans, of which 4,264,632 shares of Company Common Stock remain available for issuance pursuant to future awards under the Company Stock Plans, over and above all outstanding awards, 4,312,585 shares of Company Common Stock are outstanding pursuant to Company Stock-Based Awards, assuming 100% of target performance for Company Stock-Based Awards subject to performance-based vesting conditions, (which includes 1,596,829 shares of issued and outstanding Restricted Shares and Performance Shares), which would be increased by an additional 1,002,897 shares of Company Common Stock assuming maximum performance, and 777,010 shares of Company Common Stock are subject to outstanding Company Options (all of which Company Options are subject to time-based vesting).

(ii) Grant Practices. No Company Option has been granted with a per share exercise price that is less than the fair market value of a share of Company Common Stock on the date such Company Option was granted. Each Company Stock-Based Award and Company Option was granted in all material respects in accordance with the terms of the applicable Company Stock Plan and applicable Laws, including Nasdaq listing rules.

(c) Company Securities. Except as set forth in this Section 3.6 or Section 3.6(c) of the Company Disclosure Letter, as of the Capitalization Date there were (i) other than the Company Capital Stock, no issued, reserved for issuance or outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the Company Options and the Company Stock-Based Awards, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interest in, the Company. Except as set forth in Section 3.6(c) of the Company Disclosure Letter, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote. The Company does not have a stockholder rights plan in effect.

(d) No Other Rights. Except as set forth in Section 3.6(d) of the Company Disclosure Letter, the Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.7 Subsidiaries.

(a) Subsidiaries. Section 3.7(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of stockholders of each Subsidiary of the Company as of date hereof. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents in any material respect.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for director’s qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date hereof.

(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company and its Subsidiaries to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries or (iv) obligations to repurchase, redeem or otherwise acquire any capital stock or voting securities of, or other equity interests in, such Subsidiary of the Company pursuant to any Contract to which any such Subsidiary is party or bound.

(d) Other Investments. Other than the capital stock of its Subsidiaries and marketable securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

3.8 Company SEC Reports. Since January 1, 2020, the Company has furnished or filed all forms, reports and documents (including exhibits and other information incorporated therein) with the SEC that have been required to be furnished or filed by it pursuant to applicable Laws (the “Company SEC Reports”). Each Company SEC Report (a) complied, as of its filing date and giving effect to any amendments or supplements thereto filed, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Report, each as in effect on the date that such Company SEC Report was filed and (b) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC (“EDGAR”). The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2020 relating to the Company SEC Reports, together with all written responses of the Company thereto. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC and (ii) to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.

3.9 Company Financial Statements; Controls.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains, and has at all times since January 1, 2020 maintained, “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; (ii) such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act; (iii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied on a consistent basis, (iv) receipts and expenditures are executed in accordance with the authorization of management and (v) any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2020, and such assessment concluded that such system was effective and there has not been and is not (A) “significant deficiency” or “material weakness” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (B) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2019, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act (including Section 302 and 906 thereof). Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Since December 31, 2019, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee with responsibility for bookkeeping or accounting functions, auditor or accountant of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(c) Nasdaq. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

3.10 No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities or obligations of any nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports; (b) arising pursuant to this Agreement or incurred in connection with the Offer or the Merger (including any Transaction Litigation); (c) incurred in the ordinary course of business on or after January 1, 2021; or (d) that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.

3.11 Absence of Certain Changes. Since December 31, 2020, (a) there has not occurred a Company Material Adverse Effect and (b) each of the Company and its Subsidiaries has conducted its respective business in the ordinary course in all material respects.

3.12 Material Contracts; Subject Contracts.

(a) Material Contracts. Section 3.12(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list, and the Company has made available to Parent true, correct and complete copies of, each Material Contract. Except as set forth in Section 3.12(a) of the Company Disclosure Letter, since December 31, 2020, (i) there has been no material dispute with any Major Customer, Major Supplier or material customer of a Major Customer that is a reseller, (ii) there has been no termination or material modification (including any material price reduction or increase, as applicable, or failure to renew) of the business relationship between the Company and its Subsidiaries and any Major Customer, Major Supplier or material customer of a Major Customer that is a reseller, and (C) the Company and its Subsidiaries have not received written notice from any Major Customer or Major Supplier, and no Major Customer that is a reseller, to the Company’s Knowledge, has received written notice from any material customer of such Major Customer, in each case, to the effect that any such Major Customer, Major Supplier or material customer of such Major Customer that is a reseller will materially and negatively alter its relationship with the Company or any of its Subsidiaries or a Major Customer that is a reseller, as applicable, or will otherwise materially change its pricing terms, which when taken in the aggregate would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) Subject Contracts. Each Subject Contract is valid and binding on the Company or its applicable Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect (except as limited by the Enforceability Limitations), and neither the Company nor its applicable Subsidiary party thereto nor, to the Knowledge of the Company, any other party thereto is (with or without notice or lapse of time, or both) in breach of or default pursuant to any such Subject Contract, except for such breach or failures to be in full force and effect that would not have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible material violation or breach of or material default under, or intention to cancel or materially modify to the detriment of the Company or any of its Subsidiaries, any Subject Contract, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.13 Real Property.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries owns or has owned since January 1, 2020 any real property.

(b) Leased Real Property. Section 3.13(b) of the Company Disclosure Letter contains a true, correct and complete list of (i) all of the real property that is leased, subleased, licensed or otherwise used or occupied by, the Company or any of its Subsidiaries (such property, the “Leased Real Property”) and (ii) all leases, subleases, licenses or other Contracts pursuant to which the Company or its Subsidiaries use or occupy, or have the right to use or occupy, now or in the future, such Leased Real Property (each, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments and supplements thereto), and in the case of any oral Lease, a written summary of the material terms of such Lease. The Company and/or one of its Subsidiaries, as the case may be, have and own good, valid and subsisting leasehold interests in the Leased Real Property under each Lease, subject to proper authorization and execution of such Lease by the other party thereto and Permitted Liens, except in each case, as enforcement may be limited by the Enforceability Limitations, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. With respect to each Lease and except as would not, individually or in the aggregate, have a Company Material Adverse Effect or materially and adversely affect the current use by the Company or its Subsidiaries of the Leased Real Property, (i) each Lease is in full force and effect and a valid, binding and legally enforceable obligation of the Company or its applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, the other parties thereto (except in each case as may be limited by the Enforceability Limitations); (ii) each Lease has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements and side letters thereto made available to Parent; (iii) there is no existing material default or event of default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, under any Lease (iii) to the Knowledge of the Company, there are no disputes with respect to any Lease; (iv) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (v) there are no Liens (other than Permitted Liens) on the estate or interest created by such Lease. The Leased Real Property is in all material respects in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, and is adequate and suitable for its current uses and purposes. There are no physical conditions or defects on any part of the Leased Real Property that would materially impair or would be reasonably expected to materially impair the continued operation of the business of the Company and its Subsidiaries as presently conducted at such Leased Real Property.

(c) Subleases. Section 3.13(c) of the Company Disclosure Letter contains a true, correct and complete list of all of the existing material subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company and its Subsidiaries, any right to use or occupy, now or in the future, the Leased Real Property. With respect to each of the Subleases, (i) such Sublease is in full force and effect and a valid, binding and legally enforceable obligation of the Company or its applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, the other parties thereto (except in each case as may be limited by the Enforceability Limitations), (ii) there is no existing material default or event of default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, under such Sublease and (iii) to the Knowledge of the Company, there are no disputes with respect to such Sublease.

3.14 Environmental Matters. Except as would not have a Company Material Adverse Effect,

(a) none of the Company or its Subsidiaries has received any written notice alleging that the Company or any Subsidiary has violated, been in non-compliance with, or has any liability under, any applicable Environmental Law;

(b) to the Knowledge of the Company, there has been no Release or presence of or exposure to any Hazardous Substance, whether on or off, any property currently or formerly owned or operated by the Company or any Subsidiary that would reasonably be expected to result in liability or a requirement for investigation, notification or remediation by the Company or any Subsidiary under Environmental Law;

(c) none of the Company or its Subsidiaries is a party to or is the subject of any current, pending or, to the Knowledge of the Company, threatened Legal Proceeding, Order or Lien (i) alleging or with respect to noncompliance by the Company or any of its Subsidiaries with or liability under any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law;

(d) the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with any applicable Permits required under Environmental Law; or

(e) the Company has delivered to, or has otherwise made available for inspection by Parent, all material investigation reports, studies, audits, test results or similar environmental documents (or, solely in the case of any documents protected by the attorney-client privilege, work product privilege or any other legal privilege or similar doctrine, a summary of the contents of such documents) in the possession, control or custody of the Company or any of its Subsidiaries relating to environmental, health or safety matters or Hazardous Substances.

3.15 Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 3.15(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all items of Company Registered Intellectual Property and specifies, where applicable, the title, status, application and registration numbers, record owner (and legal owner, if different) thereof and the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered. The Company has provided or made available a true, correct and complete list of all material Company Software and material unregistered Marks owned or purportedly owned by the Company or any of its Subsidiaries, and Legal Proceedings before any Governmental Authority (other than actions related to the ordinary course prosecution of Company Intellectual Property before the United States Patent and Trademark Office or the equivalent authority anywhere in the world (but not involving any other third Person)) to which the Company is a party. Except as would not constitute a Company Material Adverse Effect, each item of Company Registered Intellectual Property is valid, subsisting and enforceable.

(b) Ownership. The Company or one of its Subsidiaries is the sole owner of all right, title and interest in and to all each item of Registered Intellectual Property and all other material Company Intellectual Property, free and clear of all Liens (other than Permitted Liens). The Company or one of its Subsidiaries has the sole and exclusive right to bring a claim or suit against a third party for past, present or future infringement, misappropriation, dilution or other violation of the Company Intellectual Property and to retain for itself any damages recovered in any such action, and neither the Company nor a Subsidiary thereof has transferred to any other Person ownership of any material Intellectual Property that was owned by the Company or one of its Subsidiaries.

(c) No Order. Except as set forth in Section 3.15(c) of the Company Disclosure Letter and except as would not constitute a Company Material Adverse Effect, no item of Company Intellectual Property is subject to any Legal Proceeding to which the Company or any of its Subsidiaries is a named party restricting in any manner the use, transfer or licensing by the Company or any of its Subsidiaries of such Company Intellectual Property or any of the Company’s or its Subsidiaries’ products or services.

(d) Sufficiency; Absence of Liens. Except as would not constitute a Company Material Adverse Effect, the Company or one of its Subsidiaries owns or has sufficient rights to use all Intellectual Property and IT Systems used in the operation of the Company’s and its Subsidiaries’ business as currently conducted, and will continue to own or have sufficient rights to use such Intellectual Property and IT Systems immediately following the Closing, in each case free and clear of any Liens (other than Permitted Liens).

(e) No Infringement. Except as would not have a Company Material Adverse Effect, as of the date hereof, and in the six (6) years preceding the date hereof, the operation of the business of the Company and its Subsidiaries (including the Company’s and its Subsidiaries’ products or services) does not infringe, misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated, the Intellectual Property of any third Person.

(f) No Notice of Infringement. Except as set forth in Section 3.15(f) of the Company Disclosure Letter, since January 1, 2020, none of the Company or any of its Subsidiaries has (i) received written or oral notice from any third Person (including any cease & desist letter, invitation to license or indemnity claim), or (ii) been involved in any Legal Proceeding (and, to the Knowledge of the Company, no Legal Proceeding has been threatened against the Company or any of its Subsidiaries), in each case of (i) and (ii), alleging (A) that the operation of the business of the Company or any of its Subsidiaries or any of the products or services of the Company and its Subsidiaries materially infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third Person or (B) invalidity, misuse or unenforceability of any Company Intellectual Property or contesting the ownership thereof by the Company or any of its Subsidiaries (other than as set forth in Section 3.15(a)(ii) of the Company Disclosure Letter).

(g) No Third Person Infringement. Except as set forth in Section 3.15(g) of the Company Disclosure Letter, since January 1, 2020, neither the Company nor any of its Subsidiaries has provided any third Person with written notice (including any cease & desist letter, invitation to license or indemnity claim) claiming that such third Person is infringing, misappropriating, diluting or otherwise violating any items of Company Intellectual Property, and, to the Knowledge of the Company, no such activity is occurring as of the date hereof, except as would not constitute a Company Material Adverse Effect.

(h) Contributors. Except as would not constitute a Company Material Adverse Effect, (i) each Service Provider that has been involved in the creation, invention or development of Intellectual Property for or on behalf of the Company or any of its Subsidiaries (each such Service Provider, a “Contributor”) has executed and delivered written Contracts with the Company that assign to the Company or any of its Subsidiaries all of its right, title and interest in and to such Intellectual Property and (ii) without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, with respect to Company Intellectual Property, nor has any Contributor made any assertions in writing to the Company or any of its Subsidiaries with respect to any alleged ownership or any such right, claim, interest or option, nor, to the Knowledge of the Company, threatened any such assertion, and neither the execution of this Agreement nor the consummation of the Transactions will provide any Contributor with any such right, claim, interest or option.

(i) Proprietary Information. Except as would not constitute a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has taken reasonable steps to protect and preserve the confidentiality of the confidential information (including Trade Secrets) owned the Company and its Subsidiaries (and any confidential information of a third Person used by or licensed to them), the confidentiality of which they reasonably wish to protect and preserve (the “Company Trade Secrets”) and (ii) there has not been any disclosure or other release of any Company Trade Secrets to any third Person other than pursuant to a written nondisclosure agreement restricting the disclosure and use of such Company Trade Secrets and, to the Knowledge of the Company, each party to any such nondisclosure agreement is and has been in full compliance with all applicable terms and requirements thereof.

(j) Open Source Software. Except as would not constitute a Company Material Adverse Effect, none of the Company or any of its Subsidiaries have used Open Source Software in any manner that could, with respect to any Software the rights to which are included in the Company Intellectual Property (“Company Software”), (i) require it to be disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) require it to be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind or (iv) require it to be redistributable at no charge or with restrictions on the consideration to be charged. Except as would not constitute a Company Material Adverse Effect, with respect to any Open Source Software that is or has been used by the Company or any of its Subsidiaries, the Company and its Subsidiaries have been and is in material compliance with all applicable agreements with respect thereto.

(k)  Products, Services and Source Code. Except as would not constitute a Company Material Adverse Effect, there are no bugs or defects in any of the products or services of the Company and its Subsidiaries (including the Company Software, but excluding, for clarity, any Open Source Software) that would adversely affect the value, functionality or fitness for the intended purpose of the same or prevent the same from performing materially in accordance with the Company’s obligations to customers under written customer agreements. Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available (or has any duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available), any source code (excluding, for clarity, any Open Source Software) of any Company Software to any third Person or (ii) permitted the disclosure, delivery, licensing or otherwise making available of such source code to any escrow agent or other third Person. Neither the execution of this Agreement nor the consummation of the Transactions would, and to the Knowledge of the Company, no event has occurred that (with or without notice or lapse of time, or both) has or would reasonably be expected to, result in the disclosure or delivery by the Company or any of its Subsidiaries of any source code of any Company Software to any third Person, which disclosure or delivery would have a Company Material Adverse Effect.

(l)   Governments; Educational Institutions. Except as would not constitute a Company Material Adverse Effect, no Company Intellectual Property was developed with funding from, or using the facilities or resources of, any Governmental Authority or university, college or other educational institution, and no Person that has licensed or provided Intellectual Property to the Company or any of its Subsidiaries has retained ownership of or license rights under any Intellectual Property in any modifications, improvements or derivative works made solely or jointly by the Company or any of its Subsidiaries.

(m) No Licenses or Fees. Except as would not constitute a Company Material Adverse Effect, neither the execution of this Agreement nor the consummation of the Transactions will cause (i) Parent, any of its Affiliates or the Company or any of its Subsidiaries to grant to any third party any right to any Intellectual Property owned by, or licensed to, any of them or (ii) Parent, any of its Affiliates or the Company or any of its Subsidiaries to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third Person in excess of those payable, pursuant to those Contracts set forth in Section 1.1(aaaaa)(iii)(B) of the Company Disclosure Letter, by the Company or any of its Subsidiaries in the absence of this Agreement or the consummation of the Transactions.

3.16 Data Security; Privacy.

(a)  Privacy. Except as would not constitute a Company Material Adverse Effect, (i) the Company and its Subsidiaries have implemented and maintained reasonable and appropriate policies, procedures and security measures concerning the physical and electronic security and privacy of Personal Information, including Company Privacy and Data Security Policies that are designed to protect the security, integrity and privacy of Personal Information that is Processed by the Company or its Subsidiaries, which policies, procedures and measures comply with applicable Data Protection Laws; (ii) the Company and its Subsidiaries, and the Processing by or on behalf of the Company and its Subsidiaries of any Company Data (including Personal Information), are, and since January 1, 2020 have been, in compliance with all applicable Data Protection Laws, all contractual obligations concerning the privacy, security or Processing of Personal Information imposed on the Company or any of its Subsidiaries and all Company Privacy and Data Security Policies (collectively, the “Privacy and Data Security Requirements”); (iii) since January 1, 2019 there has been no unauthorized access to, exfiltration, disclosure or theft of any Company Data (including Personal Information and Company Trade Secrets), whether or not such security breach required notice thereof to any affected Persons or Governmental Authority under any Privacy and Data Security Requirements nor any breach, disruption or misuse of IT Systems (including any ransomware attacks); and (iv) the Company and its Subsidiaries have not received any written notice of any inquiries, complaints or investigations from any Governmental Authorities or individuals regarding any possible violation of any Privacy and Data Security Requirements.

(b) Consents. Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have all necessary rights and consents to Process Company Data as currently Processed and as may be necessary for the conduct of the business of the Company and its Subsidiaries as currently expected to be conducted.

(c) Data Security. Except as would not constitute a Company Material Adverse Effect, all of the IT Systems are in good working order and condition and are sufficient for the purpose for which they are used in the operation of the business of the Company and its Subsidiaries. Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have established and maintain appropriate disaster recovery plans consistent in all material respects with (i) customary industry practice in the event of any disaster, emergency or persistent equipment or telecommunications failure affecting the Company or any of its Subsidiaries or its or their customers, (ii) all Privacy and Data Security Requirements, (iii) all Material Contracts (including customer agreements) and (iv) all policies of the Company and its Subsidiaries relating to the security of the IT Systems. The Company and its Subsidiaries carry out periodic audits and tests of its disaster recovery plans and is otherwise in full compliance with its disaster recovery plans in all material respects. Except as would not have a Company Material Adverse Effect, none of the Software used to operate the business of the Company and its Subsidiaries (including any products or services of the Company and its Subsidiaries or any Company Software) contain any computer virus, unauthorized disabling or erasing mechanism, worm, unauthorized software lock, drop dead device, Trojan horse, back door, time bomb or similar contaminant, and none of the Company or any of its Subsidiaries has suffered any error, breakdown, failure or security breach that has caused any loss of data, disruption or damage to the Company’s or its Subsidiaries’ operations, or that was reportable to any affected Persons or Governmental Authorities.

(d) Assessments. Since January 1, 2020, the Company, on behalf of itself and its Subsidiaries, has performed data security risk assessments, audits (e.g., an SSAE 18 SOC 2 Type II audit) and penetration tests, in each case to the extent required by commercially reasonable industry standards. Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have remediated all critical or high-risk deficiencies identified in such assessment, if any.

3.17 Tax Matters.

(a) Tax Returns. The Company and each of its Subsidiaries have (i) timely filed (taking into account any valid extension of time within which to file) all income and other material Tax Returns required to be filed by the Company or such Subsidiary, and all income and other material Tax Returns filed by the Company and each of its Subsidiaries are true, correct, and complete in all material respects and were prepared in all material respects in compliance with applicable Law; and (ii) duly paid (or caused to be paid on their behalf) all income and other material Taxes that are required to be paid by the Company and each of its Subsidiaries (regardless of whether shown on a Tax Return). The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements.

(b) No Waiver or Extension. Neither the Company nor any of its Subsidiaries has requested or executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any income or other material Tax, in each case that has not since expired.

(c) Taxes Paid or Withheld. Except as set forth in Section 3.17(c) of the Company Disclosure Letter, the Company and each of its Subsidiaries have timely paid or withheld with respect to its Affiliates, employees and third Persons (and paid over or is holding for future payment any amounts withheld to the appropriate Tax authority) all material Taxes required to be paid or withheld and complied with all material reporting requirements (including maintenance of required records with respect thereto) with respect to such payments.

(d) No Audits. Except as set forth in Section 3.17(d) of the Company Disclosure Letter, no audits, actions, claims, proceedings, arbitrations, suits, or other examinations by a Governmental Authority with respect to Taxes or any Tax Return of the Company or its Subsidiaries (a “Tax Proceeding”) are presently in progress, nor has any Tax Proceeding been proposed or asserted in writing. Neither the Company nor any of its Subsidiaries has been notified in writing by any Governmental Authority regarding any proposed, asserted or assessed deficiency for any Tax imposed on the Company or its Subsidiaries which was not finally settled or paid in full. No written claim has been received by the Company or its Subsidiaries from a Governmental Authority in a jurisdiction where the Company or one of its Subsidiaries does not file Tax Returns that the Company or one of its Subsidiaries is or may be subject to tax in that jurisdiction.

(e) Spin-offs and Other Distributions. In the past three years, neither the Company nor any of its Subsidiaries (i) constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code, or (ii) distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 361 of the Code.

(f)  No Listed Transaction. Neither the Company nor any of its Subsidiaries has “participated” in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(g) Liens on Assets. There are no Liens for Taxes on any assets of the Company or its Subsidiaries, other than Permitted Liens.

(h) Items of Income or Deduction. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in a method of accounting pursuant to Section 481 of the Code (or any analogous provision under state or foreign Tax Law) or use of an improper method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, in each case, other than to the extent reflected or reserved against in the Company SEC Reports filed prior to the date of this Agreement, (iv) any prepaid amount received on or prior to the Closing Date or (v) any “gain recognition agreement” or “domestic use election” (or analogous concepts under state, local or foreign income Tax Law).

(i)  Tax Classification. Section 3.17(i) of the Company Disclosure Letter sets forth the U.S. federal income tax classification of the Company and each of its U.S. Subsidiaries.

(j)  Permanent Establishment. Except as set forth in Section 3.17(j) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than the country in which such Person was incorporated or formed by virtue of having a permanent establishment (within the meaning of an applicable income Tax treaty) or other fixed place of business in such jurisdiction.

(k) Tax Agreements. Except as set forth in Section 3.17(k) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) is a party to or bound by, any Tax sharing, allocation or indemnification agreement or obligation, other than (A) any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes or (B) any such agreement or obligation solely among the Company and its Subsidiaries; (ii) has been a member of an Affiliated Group filing a combined, consolidated, unitary or other similar Tax Return (other than an Affiliated Group the common parent of which is or was the Company or any of its Subsidiaries); (iii) has ever been a party to any joint venture, partnership or other arrangement that is properly treated as a partnership for Tax purposes or (iv) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries either pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) or as a transferee or successor.

(l)  No Closing Agreements or Rulings. There are no closing agreements (as described in Section 7121 of the Code or any corresponding or similar provision of state, local or non-U.S. Tax Law), private letter rulings, technical advance memoranda or similar agreements or written rulings that have been entered into or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries that will be binding on the Company or any of its Subsidiaries with respect to any taxable period beginning on or after the Closing Date. Neither the Company nor any of its Subsidiaries has any outstanding or pending request for any private letter rulings, technical advance memoranda or similar written rulings of a Governmental Authority with respect to Taxes.

(m) Neither the Company nor any of its Subsidiaries has any “extraordinary disposition account” in respect of any share of stock (or other instrument treated as equity for U.S. tax purposes) in a “controlled foreign corporation” (including another Subsidiary) and no “extraordinary reduction” has occurred with respect to any such share of stock or other instrument, in each case as defined in Treasury Regulations section 1.245A-5, and there is no “hybrid deduction account” with respect to any such share of stock or other instrument as defined in Proposed Treasury Regulations section 1.245A(e)-1.

(n) To the Knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which the Company or such Subsidiary, as the case may be, does business. None of the transactions between the Company or any Subsidiary and other related Persons is subject to any material adjustment, apportionment, allocation or recharacterization under any Law, and, to the Knowledge of the Company, all such transactions have been effected on an arm’s length basis.

(o) Israeli Tax Law.

(i) Each grant by the Company or any of its Subsidiaries to Israeli residents issued pursuant to the Company Stock Plans that are intended to qualify within Section 102 (the “Section 102 Plans”) qualifies as a capital gains route plan under Section 102 and has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All grants of Company Stock-Based Award subject to Section 102 were issued under the Section 102 Plans and were and are currently in compliance with the applicable requirements of Section 102 (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, including the filing of the necessary documents with the ITA, the grant of Company Stock-Based Award subject to Section 102 only following the lapse of the required thirty (30) day period from the filing of the Plan with the ITA, the receipt of the required written consents, and the appointment of an authorized trustee and no notice or action has been threatened against the Company or any Subsidiary with respect to the failure to comply with such requirements.

(ii) Each Israeli Subsidiary of the Company is duly registered for the purposes of Israeli value added tax and has complied in all respects with all requirements concerning value added Taxes (“VAT”). Each Israeli Subsidiary of the Company (i) is not and has never been subject to any circumstances where it can reasonably be expected that there will not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by such Israeli Subsidiary, (ii) has collected and timely remitted to the relevant tax authority all output VAT which it is required to collect and remit under any applicable law, and (iii) has not received a refund for input VAT for which it is not entitled under any applicable law.

(iii) Neither the Company nor any of its Israeli Subsidiaries (i) have undertaken any transaction which requires special reporting under Sections 131(g) of the Israeli Tax Ordinance and the Israel Income Tax Regulations (Planning Requiring Reporting) 2006 promulgated therein; (ii) received any “reportable tax opinion” or taken any “reportable position,” all within the meaning of Sections 131D and 131E of the Israeli Tax Ordinance, Sections 67C and 67D of the Israeli Value Added Tax Law, 1975, as amended, and (iii) participated in any transaction that is the same as or substantially similar to one of the types of transactions that the ITA has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a reportable transaction pursuant to the Israeli Tax Ordinance and the regulations promulgated thereunder.

(iv) None of the Company’s Israeli Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2 of the Israeli Tax Ordinance.

(v) None of the Company’s Israeli Subsidiaries is or has been a “real property” Company (“Igud Mekarkein”) as such term is defined in the Israeli Real Property Taxation Law (Capital Gain, Sale and Purchase) 1963.

(vi) Less than fourty percent (40%) of the value of the Company and its Subsidiaries, taken as a whole, is attributable directly or indirectly to rights or asset of any kind (tangible or intangible) located or situated in Israel (including assets held by any Person in which the Company or any of its Subsidiaries has any equity rights and any assets that are held directly or indirectly by the Company or its Subsidiaries).

3.18 Company Benefit Plans.

(a) Company Benefit Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Benefit Plans. With respect to each material Company Benefit Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (A) the most recent annual report on Form 5500 required to have been filed under ERISA or the Code, if any, for each Company Benefit Plan, including all schedules thereto; (B) the most recent determination or opinion letter, if any, from the IRS for any Company Benefit Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) the plan documents and summary plan descriptions; (D) any related trust agreements, insurance contracts, insurance policies or other Contracts of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Company Benefit Plan since January 1, 2021; and (F) with respect to each material Company Benefit Plan that is maintained in any non-United States jurisdiction primarily for the benefit of any employee or individual service provider of the Company or any of its Subsidiaries whose principal work location is outside of the United States (the “International Company Benefit Plans”), to the extent applicable, (1) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; and (2) any document comparable to the determination letter referenced pursuant to clause (B) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable Tax treatment.

(b) Absence of Certain Plans. Except as set forth in Section 3.18(b) of the Company Disclosure Letter, no Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has previously maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, or has any liability or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a defined benefit pension plan or a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Compliance. Each Company Benefit Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, and the Code. Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, all required contributions to the Company Benefit Plans have been timely and accurately made, and no Company Benefit Plan has any unfunded liabilities that have not been accrued in accordance with GAAP. Except as required by applicable Law or Section 2.11 or an applicable employment, severance or Employment Termination Benefits Agreement, no condition exists that would prevent the Company or its Subsidiaries from terminating or amending any Company Benefit Plan at any time for any reason without material liability to the Company and its Subsidiaries (other than ordinary notice and administration requirements and expenses, previously accrued liabilities and routine claims for benefits). Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the IRS that such Company Benefit Plan is so qualified, and to the Knowledge of the Company, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(d) Company Benefit Plan Legal Proceedings. There are no, and since December 31, 2019, there have not been any, material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of, against or involving any Company Benefit Plan, the assets of any trust pursuant to any Company Benefit Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Benefit Plan (in their capacity as such), including with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e) No Prohibited Transactions. Neither the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Company Benefit Plan, engaged in or been a party to any breach of fiduciary duty or non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code, in each case applicable to the Company or its Subsidiaries or any Company Benefit Plan, or for which the Company or its Subsidiaries have any indemnification obligation.

(f) No Post-Termination Welfare Benefit Plan. No Company Benefit Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(g) No Additional Rights. Except as expressly provided in Section 2.11 or Section 3.18(g) of the Company Disclosure Letter, none of the execution and delivery of this Agreement or the consummation of the Offer or the Merger will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment or vesting of, any payment (including severance, change in control, transaction bonus, stay or retention bonus or otherwise) becoming due under any Company Benefit Plan; (ii) increase any compensation or benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Benefit Plan; (iv) result in the forfeiture of compensation or benefits under any Company Benefit Plan; (v) trigger any other material obligation under, or result in the breach or violation of, any Company Benefit Plan; or (vi) limit or restrict the right of Parent to merge, amend or terminate any Company Benefit Plan on or after the Effective Time (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(h) Section 280G. Except as set forth in Section 3.18(h) of the Company Disclosure Letter, no payment or benefit or acceleration thereof that could be made by the Company or any ERISA Affiliate (either alone or together with any other event) will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, and the Company and its Subsidiaries have no obligation to gross-up, reimburse or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(i) Section 409A. Each Company Benefit Plan has been maintained, in form and operation, in all material respects in compliance with Section 409A of the Code, and no amount under any such Company Benefit Plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. The Company and its Subsidiaries have no obligation to gross-up or indemnify any individual with respect to any Tax or related interest or penalties, including under Sections 409A or 4999 of the Code.

(j) International Company Benefit Plans. Each International Company Benefit Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable Laws. Furthermore, no International Company Benefit Plan has material unfunded liabilities that as of the Effective Time will not be offset by insurance or accrued in accordance with GAAP. Except as required by applicable Law or Section 2.11 or an applicable Employment Termination Benefits Agreement or severance agreement, no condition exists that would prevent the Company or its Subsidiaries from terminating or amending any International Company Benefit Plan at any time for any reason without material liability to the Company and its Subsidiaries (other than ordinary notice and administration requirements and expenses, previously accrued liabilities and routine claims for benefits). Each International Company Benefit Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, and each International Company Benefit Plan intended to receive favorable Tax treatment under applicable Tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws.

(k) No New Company Benefit Plans. The Company has no plan or commitment to amend, in any material respect, any material Company Benefit Plan (other than as may be required by Law) or establish any material new employee benefit plan or to materially increase any benefits pursuant to any material Company Benefit Plan.

3.19 Labor and Employment Matters.

(a) Union Activities. The Company and its Subsidiaries are not a party to or bound by any collective bargaining agreement, labor union contract, works council agreement or trade union agreement (each, a “Collective Bargaining Agreement”). No employees of the Company or its Subsidiaries are represented by a Union. To the Knowledge of the Company, there are no activities or proceedings of any Union to organize any employees of the Company or its Subsidiaries with regard to their employment with the Company or its Subsidiaries, and no such activities or proceedings have occurred within the past three years. No Collective Bargaining Agreement is being negotiated by the Company. There is no strike, lockout, slowdown, or work stoppage against the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, and no such labor disputes have occurred within the past three years.

(b) Employment Law Compliance. Since December 31, 2019, the Company and its Subsidiaries have complied in all material respects with applicable Laws with respect to labor and employment (including applicable Laws regarding fair employment practices, terms and conditions of employment, applicant and employee background checking, workers’ compensation, plant closings, wage and hour requirements, classification of employees and independent contractors, withholding of Taxes, disability rights or benefits, equal opportunity, labor relations, employee leave issues, affirmative action, unemployment insurance, immigration status, discrimination in employment and employee health and safety). The Company and its Subsidiaries are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries are liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business). Except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries, (i) none of the Company or its Subsidiaries has entered into a settlement agreement with a current or former officer, director or employee of the Company or its Subsidiaries resolving allegations of sexual harassment or misconduct by an officer, director or employee of the Company or its Subsidiaries, and (ii) there are no, and since December 31, 2019, there have not been any litigations pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, in each case, involving allegations of sexual harassment or misconduct by an officer, director or employee of the Company or its Subsidiaries.

3.20 Permits. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries comply, and since December 31, 2019 have complied, with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.21 Compliance with Laws. The Company and its Subsidiaries are, and since December 31, 2019 have been, in compliance with all Laws applicable to the Company and its Subsidiaries or to the products, conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, collectively. Since December 31, 2019, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from a Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance with any Law applicable to the Company or any of its Subsidiaries, as applicable, except for any noncompliance that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, collectively. Since December 31, 2019, the Company and its Subsidiaries have at all times maintained and been in compliance with all Permits required by all Laws applicable to the business of the Company and its Subsidiaries and all such Permits are in full force and effect, except for any failure to maintain or noncompliance that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, collectively. Since December 31, 2019, the Company has not breached or violated, and has been in compliance in all material respects with, any applicable Law, certification or requirement pertaining to or contained in any Subject Contract with any Governmental Authority, except for such breaches, violations or failures that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.22 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, collectively, there are no, and since December 31, 2019 there have not been, any Legal Proceedings pending or threatened against the Company or any of its Subsidiaries or against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such, nor is there any Order outstanding against or threatened against the Company or any of its Subsidiaries or to which any of the assets of the Company or any of its Subsidiaries is subject or bound.

3.23 Brokers. Except for the Company Financial Advisor (the fees and expenses of which will be paid by the Company), there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company and its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Transactions.

3.24 Anti-Corruption. Except as would not otherwise be material to the Company and its Subsidiaries, since January 1, 2016, none of the Company or its Subsidiaries, nor any of its or their officers, directors or employees or, to the Knowledge of the Company, any other Person acting on its or their behalf, has, directly or indirectly, (i) taken any action that would cause them to be in violation of any provision of the FCPA or in material violation of any other applicable Anti-Corruption Laws in other countries; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees; or (iv) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of the FCPA or in material violation of any other applicable Anti-Corruption Laws.

3.25 International Trade Matters.

(a) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since January 1, 2016 have been, in compliance with all applicable International Trade Laws, and (ii) at no time since January 1, 2016 has the Company or any of its Subsidiaries committed any violation of the International Trade Laws and there are no unresolved questions or claims concerning any liability of the Company with respect to any such Laws. Without limiting the foregoing, since January 1, 2016, neither the Company nor any of its Subsidiaries has submitted any disclosures or received any notice that it is subject to any civil or criminal investigation, audit or any other inquiry involving or otherwise relating to any alleged or actual violation of the International Trade Laws, except as would not have a Company Material Adverse Effect.

(b) Except as would not have a Company Material Adverse Effect, neither the Company, nor any of its Subsidiaries, nor any employees, officers, or directors of the Company or any of its Subsidiaries, nor any agents or other persons acting for, on behalf of, or at the direction of the Company or any of its Subsidiaries: (i) has been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of restricted parties maintained by any U.S. Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s list of Foreign Sanctions Evaders, OFAC’s Sectoral Sanctions Identifications List, Commerce’s Denied Persons List, the Commerce Entity List, and the Debarred List maintained by the U.S. Department of State; (ii) has participated in any transaction involving such designated person or entity, or any country subject to an embargo or substantial restrictions on trade under the U.S. sanctions administered by OFAC; (iii) has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable U.S. export control or economic sanctions Laws; or (iv) has participated in any transaction connected with any purpose prohibited by U.S. export control and economic sanctions Laws, including, without limitation, support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) Except as would not have a Company Material Adverse Effect, the Company has taken the necessary steps to make all of its products, software, and technology eligible for export under 15 C.F.R. Section 740.17(b) (“License Exception ENC”) and all of the Company’s products, software, and technology currently is eligible for export under License Exception ENC.

3.26 Interested Party Transactions. Except as disclosed in the Company SEC Reports, since December 31, 2019, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

3.27 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:

(i)   None of Parent, Merger Sub or any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent or Merger Sub, their Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Transactions;

(ii)  no Person has been authorized by Parent or Merger Sub, any of their Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Merger Sub, their respective Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent or Merger Sub, any of their respective Subsidiaries or any of their Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by Parent or Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transactions) in reliance on:

(i)   any representation or warranty, express or implied;

(ii)  any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or Representatives; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows (it being understood that the representations and warranties with respect to Merger Sub are made effective only upon, and as of, the execution of the Joinder (as defined below) by Merger Sub):

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the TBOC; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement or incidental to the Transactions. Merger Sub is a wholly owned Subsidiary of Parent.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document in any material respect.

4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations under this Agreement and the consummation of the Transactions each have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations under this Agreement; or (iii) the consummation of the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement, and the consummation of the Transactions do not (a) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to (i) any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (ii) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (iii) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (b) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (a)(ii), (a)(iii) and (b) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the (a) execution and delivery of this Agreement by each of Parent and Merger Sub; (b) performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) consummation of the Transactions, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Texas and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act (including the filing of the Offer Documents with the SEC); (iii) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5 Legal Proceedings; Orders; Disclosure.

(a) No Legal Proceedings. As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would have a Parent Material Adverse Effect.

(c) Disclosure. None of the Offer Documents will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent and Merger Sub, none of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, none of Parent or Merger Sub makes any representation or warranty with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents.

4.6   Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent, any employees of Parent, Merger Sub or any of their Affiliates (a) has owned any shares of Company Capital Stock; or (b) has been an “affiliated stockholder” (as defined in Section 21.602 of the TBOC) of the Company, in each case during the two years prior to the date of this Agreement.

4.7   Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor, investment banking, brokerage, finder’s or other fee or commission in connection with the Transactions.

4.8   No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Transactions. The vote or consent of Parent or one of its Subsidiaries, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Transactions.

4.9   Financial Capability. Parent has, or will have as of the Closing, available sufficient cash or other sources of immediately available funds to pay all amounts payable pursuant to Article II (including all amounts required to pay any Indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and any premiums and fees incurred in connection therewith) and the payment of all fees, costs and expenses to be paid by Parent or Merger Sub related to the Transactions. Parent’s obligations hereunder are not subject to any conditions regarding Parent’s ability to obtain financing for the Merger.

4.10 [Reserved].

4.11 Absence of Stockholder and Management Arrangements. Except for the Tender Agreements, as of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Transactions; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) holder of Shares would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s Shares; (ii) holder of Shares has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) Person has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Transactions.

4.12 Solvency. As of the Effective Time and immediately after giving effect to the Merger, assuming the accuracy of the representations and warranties set forth in Article III, (a) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

4.13 [Reserved].

4.14 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, in the certificate delivered pursuant to paragraph (h) of the Offer Conditions or in any Tender Agreement:

(i)   neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Transactions;

(ii)  no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, in the certificate delivered pursuant to paragraph (h) of the Offer Conditions or in any Tender Agreement, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transactions) in reliance on:

(i)   any representation or warranty, express or implied;

(ii)  any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including (A) any materials or information made available in the virtual data room hosted by or on behalf of the Company in connection with the Transactions; (B) in connection with presentations by the Company’s management; or (C) in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly required by this Agreement; (b) as set forth in Section 5.1 of the Company Disclosure Letter; (c) as expressly prohibited by Section 5.2; (d) as required by applicable Law or (e) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to (i) maintain its existence in good standing pursuant to applicable Law; (ii) conduct its business and operations in the ordinary course of business; and (iii) use its commercially reasonable efforts to preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; provided, that notwithstanding anything in this Section 5.1 to the contrary, no action by or failure to act of the Company or any of its Subsidiaries in order to comply with the express requirements of any subsection of Section 5.2 shall in and of itself be deemed a breach of this Section 5.1.

5.2 Forbearance Covenants. Except (A) as set forth in the correspondingly numbered subsection of Section 5.2 of the Company Disclosure Letter; (B) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed); (C) as required by applicable Law; or (D) as expressly contemplated by the terms of this Agreement, during the Pre-Closing Period, the Company will not, and will cause its Subsidiaries to not:

(a) amend or otherwise change (i) the Charter, (ii) the Bylaws or (iii) any other organizational document of the Company or any of its Subsidiaries;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or file a petition in bankruptcy under any provisions of applicable bankruptcy Law on its behalf, or consent to the filing of any bankruptcy petition against it under any similar applicable Law;

(c) issue, grant, sell, or deliver, or agree or commit to issue, grant, sell or deliver, any Company Securities (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for (i) the issuance, delivery or sale of Shares pursuant to Company Stock-Based Awards or Company Options outstanding as of the Capitalization Date, in accordance with their terms in effect on the date of this Agreement, or (ii) as described in Section 5.2(c) of the Company Disclosure Letter;

(d) directly or indirectly acquire, repurchase or redeem any securities, except (i) with respect to Company Securities pursuant to the terms and conditions of Company Stock-Based Awards or Company Options outstanding as of the Capitalization Date in accordance with their terms as in effect on the date of this Agreement in order to satisfy Tax obligations with respect to awards granted pursuant to Company Stock Plans or pay the exercise price of Company Options; or (ii) in connection with transactions between the Company and any of its direct or indirect Subsidiaries;

(e) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or business or any material equity interest therein or enter into any joint venture, partnership, limited liability corporation or similar arrangement with any third Person; or (ii) dispose of, sell, assign or abandon of (by merger, consolidation, disposition of assets, lease or otherwise), directly or indirectly, any material assets, properties, interests or businesses;

(f) (i) adjust, split, subdivide, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (iii) pledge or encumber or otherwise suffer to exist any Lien on any shares of its capital stock or other equity or voting interest or any other Company Securities; or (iv) modify the terms of any shares of its capital stock or other equity or voting interest;

(g) (i) incur or assume any Indebtedness or issue any debt securities, except for (A) loans or advances between wholly owned Subsidiaries of the Company or between the Company and its wholly owned Subsidiaries; (B) revolving Indebtedness or letters of credit (or similar contractual obligations) incurred pursuant to the Credit Agreement as in effect on the date hereof in the ordinary course of business; (C) trade payables incurred in the ordinary course of business; (D) immaterial obligations incurred pursuant to business credit cards in the ordinary course of business and (E) any other Indebtedness incurred in the ordinary course of business not to exceed $2,000,000 in the aggregate; (ii) make or forgive any loans, advances or capital contributions to, or investments in, any other Person, except for (A) extensions of credit to customers in the ordinary course of business; (B) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto; and (C) loans or advances solely between wholly owned Subsidiaries of the Company or between the Company and its wholly owned Subsidiaries and capital contributions in wholly owned Subsidiaries of the Company; or (iii) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create or suffer to exist any Lien thereon (other than Permitted Liens);

(h) except (i) to the extent required to comply with applicable Law (including Section 21.459(c) of the TBOC), (ii) as required pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement made available to Parent and set forth on Section 3.18(a) of the Company Disclosure Letter, (iii) as expressly required by this Agreement or (iv) as set forth in Section 5.2(h) of the Company Disclosure Letter, (A) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting, payment or funding of any compensation, or benefits under, any Company Benefit Plan, including with respect to any Company Stock-Based Award or Company Option, except as permitted by clauses (B) through (D) below; (B) grant to any Service Provider any increase in cash compensation, bonus, incentive or fringe or other benefits or pay any compensation or benefit not required by (or accelerate the timing of payment or vesting of any payment becoming due under) any existing Company Benefit Plan, except (1) increases in annual base cash compensation for individual Service Providers whose annual base cash compensation is less than or equal to $200,000 and who have received credible employment offers from a third party employer to the extent necessary to counter such third party offers, not to exceed $500,000 for all Service Providers in the aggregate, or (2) making Company Benefit Plans available to any new hires of employees of the Company in the ordinary course of business and consistent with past practice at the vice president level or below (provided, that this exception will not apply to any actions otherwise prohibited by Section 5.2(c) (including with respect to the grant or the issuance of Company Securities) or the following sub clause (D)); (C) grant to any Service Provider or, increase the amount of any change in control, retention, transaction bonus, severance, termination pay or similar payments; (D) enter into any employment, consulting, change in control, retention, transaction bonus, severance, termination or similar agreement with any Service Provider (other than offer letters or consulting agreements entered into with newly-hired non-officer employees or consultants in the ordinary course of business and consistent with past practice that do not include change in control, retention, transaction bonus, severance, notice or similar payments or obligations); (E) hire, engage or terminate the employment or engagement of any Service Provider, other than any non-officer or employee of the Company or any of its Subsidiaries with an annual base cash compensation of less than $200,000 in the ordinary course of business and other than terminations for cause; or (F) communicate with the employees of the Company or any of its Subsidiaries with respect to the compensation, benefits or other treatment they will receive following the Effective Time, unless such communication is approved by Parent in advance of such communication;

(i)   negotiate, enter into, amend or extend any Contract with a Union;

(j)   settle, release, waive or compromise any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceedings that is (i) reflected or reserved against in the Audited Company Balance Sheet (provided that any obligations arising out of such settlement do not exceed the amount reflected or reserved against on the Audited Company Balance Sheet with respect to such Legal Proceeding); (ii) for solely monetary payments of no more than $600,000 in the aggregate or (iii) settled in compliance with Section 6.14; provided that in the case of the foregoing clauses (i) and (ii) any such settlement does not involve any injunctive or other non-monetary relief or impose restrictions on the business or operations of the Company or any of its Subsidiaries;

(k)  (i) make (other than consistent with past practice), change or revoke any material Tax election; (ii) settle or compromise any material Tax dispute, audit, investigation, proceeding, claim or assessment; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (iv) knowingly surrender any material Tax refund or right thereto; (v) elect (other than consistent with past practice) or change materially any method of accounting for Tax purposes or Tax accounting period; (vi) file any material amended Tax Return; or (vii) enter into a closing agreement with any Governmental Authority regarding any Tax;

(l)   (i) incur, authorize or commit to incur any capital expenditures (excluding, for the avoidance of doubt, internal and external capitalized labor costs) in excess of $1,000,000 in the aggregate, other than consistent with the capital expenditure budget set forth in Section 5.2(l) of the Company Disclosure Letter; (ii) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; or (iii) effectuate a “mass layoff” as defined in WARN or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee;

(m) adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Transactions or any other transaction to be consummated pursuant to Parent’s rights under Section 5.3(d)(i)(2) or Section 5.3(d)(ii)(3);

(n)  create any Subsidiary;

(o)  make or adopt any material change in its accounting methods, principles or practices, except as may be required by a change in GAAP or Law;

(p)  enter into a new line of business or abandon or discontinue any line of business;

(q)  (i) sell, transfer, license, encumber or otherwise dispose of any material Company Intellectual Property, other than non-exclusive licenses granted by the Company in the ordinary course of business to (A) end user customers solely for the purposes of using the products or services of the Company and its Subsidiaries or (B) service providers solely for the purposes of providing services to the Company and its Subsidiaries; (ii) cancel, compromise, waive, or release any material right or claim under Company Intellectual Property or take any action or fail to take any action that would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of any material Company Intellectual Property; or (iii) enter into any source code escrow agreement with respect to, or otherwise agree to, or do, disclose, deposit or provide to any third Person, including an escrow agent or similar Person, the source code of any Company Software;

(r) take any action or refrain from taking any action that would result in the Company or any of its Subsidiaries not being compliant, in all material respects, with all Privacy and Data Security Requirements;

(s) enter into, amend, grant a material waiver under or modify in any material respect, terminate or transfer to any Person other than a wholly owned Subsidiary of the Company any Subject Contract or any contract that would constitute a Subject Contract if in effect as of the date of this Agreement, in each case other than in the ordinary course of business;

(t) materially amend, modify, renew or terminate any Lease or enter into any new material lease, sublease, license or other agreement for the use or occupancy of any real property; or

(u) enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.

Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, without limiting or modifying the restrictions set forth in this Section 5.2, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.3 Solicitation of Acquisition Proposals.

(a) No Solicitation or Negotiation. Subject to Section 5.3(b), during the Pre-Closing Period, the Company will not, and will cause its Subsidiaries and their respective directors and executive officers not to, and the Company will not authorize or knowingly permit any of its or its Subsidiaries’ employees, consultants or other Representatives to (and will instruct such Persons to not), directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any of their respective designees) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any of their respective designees), in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate, or engage in discussions or negotiations, with any Person with respect to an Acquisition Proposal or with respect to any proposals or inquiries from third Persons relating to the making of an Acquisition Proposal (other than only informing such Persons of the provisions contained in this Section 5.3); (iv) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, term sheet, agreement in principle, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement or a potential Acquisition Proposal (any such letter of intent, memorandum of understanding, term sheet, agreement in principle, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. The Company shall (A) as promptly as reasonably practicable (and in any event within two (2) Business Days) following the date hereof, request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any Person (other than Parent) that has, within the one (1)-year period prior to the date of this Agreement, made or indicated an intention to make any inquiry, proposal, discussion or offer regarding any potential Acquisition Transaction or that constitutes or would reasonably be expected to lead to an Acquisition Proposal and (B) enforce the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any such inquiry, proposal, discussion or offer (provided that during the Pre-Closing Period, the Company will not be required to enforce, and will be permitted to waive any provision of any standstill or confidentiality agreement to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof)).

(b) Permitted Activities. Notwithstanding anything to the contrary in this Section 5.3, until the Offer Acceptance Time, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Company Financial Advisor), following the execution of an Acceptable Confidentiality Agreement, (i) participate or engage in discussions or negotiations with; (ii) furnish any non-public information relating to the Company or any of its Subsidiaries to; (iii) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to; or (iv) otherwise facilitate the making of a Superior Proposal by, in each case, any Person or its Representatives that has made, renewed or delivered to the Company a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.3(a); provided, that, the Company and its Representatives may contact any third Person in writing (with a request that any response from such third Person is in writing) with respect to an Acquisition Proposal to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Acquisition Proposal constitutes a Superior Proposal (without the Company Board being required to make the determination in the following proviso), it being agreed that if the Company Board receives any clarifications from such third Person, the Proposal Notice Period will not be deemed commenced until such clarifications are provided to Parent; provided, however, that, prior to taking any actions contemplated by this Section 5.3(b), the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (1) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (2) the failure to take the actions contemplated by this Section 5.3(b) would be inconsistent with its fiduciary duties pursuant to applicable Law. In connection with the foregoing, the Company will promptly (and, in any event, within 24 hours, whether or not such 24-hour period ends on a Business Day) provide to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date of this Agreement may the Company Board (or a committee thereof):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent or Merger Sub; (B) adopt, approve, endorse, recommend or otherwise declare advisable, or propose publicly to adopt, approve, endorse, recommend or otherwise declare advisable, an Acquisition Proposal; (C) make any public statement, filing or release materially inconsistent with the Company Board Recommendation, (D) fail to publicly reaffirm the Company Board Recommendation within 4 Business Days after Parent so requests in writing; (E) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer (other than the Transactions), other than a recommendation against such offer or a “stop, look and listen” communication by the Company

Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from issuing a recommendation against such tender or exchange offer until 5:30 p.m., Central time, on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3(c)(i)); or (F) fail to include the Company Board Recommendation in the Schedule 14D-9 (any action described in clauses (A) through (F), a “Company Board Recommendation Change”), it being understood that none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal or (2) the delivery in itself by the Company to Parent of any notice contemplated by Section 5.3(d) will constitute a Company Board Recommendation Change or violate this Section 5.3; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Offer Acceptance Time:

(i)  other than in connection with a written Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law if and only if:

(1) the Company has provided prior written notice to Parent at least four Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) has (A) so determined and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice will describe the Intervening Event in reasonable detail;

(2) prior to effecting such Company Board Recommendation Change, (x) the Company and each of its Representatives has complied in all material respects with its obligations pursuant to this Section 5.3 and (y) the Company and its Representatives, until 11:59 p.m. Central time at the last day of the Event Notice Period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or a committee thereof) no longer determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); and

(3) following such Event Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and any other information provided by Parent) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law; provided, that each time material modifications to the Intervening Event occur, the Company shall notify Parent of such modification and the time period set forth in the preceding clause (2) shall recommence and be extended for two Business Days from the day of such notification.

(ii) if the Company has received a bona fide written Acquisition Proposal that did not result from a breach of this Section 5.3 and that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(i) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;

(2) the Company and each of its Representatives has complied in all material respects with its obligations pursuant to this Section 5.3;

(3) (i) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(ii) absent any revision to the terms and conditions of this Agreement, which notice will describe the basis for such Company Board Recommendation Change or termination, including the identity of the Person or Group making such Acquisition Proposal, the price and other material terms of such Acquisition Proposal and include copies of all relevant documents relating to such Acquisition Proposal and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, until 11:59 p.m. Central time on the last day of the Proposal Notice Period, have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) taken into account any adjustments to the terms and conditions of this Agreement and related Transaction Documents proposed by Parent and other information provided by Parent during the Proposal Notice Period, in each case, that are offered in writing by Parent, no later than 11:59 p.m. Central time on the last day of the Proposal Notice Period, it being understood that (a) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(3) with respect to such new written notice (with the “Proposal Notice Period” in respect of such new written notice being two Business Days);

(4) at the end of the Proposal Notice Period (including any subsequent Proposal Notice Period as provided in the final proviso of the foregoing Section 5.3(d)(ii)(3)), the Company Board (or a committee thereof) must have in good faith (after taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and any other information provided by Parent) reaffirmed its determination that such Acquisition Proposal is a Superior Proposal; and

(5) in the event of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(i), including paying the Termination Fee in accordance with Section 8.3(b)(iii).

(e) Notice to Parent. During the Pre-Closing Period, the Company will promptly (and, in any event, within 24 hours from the receipt thereof, whether or not such 24-hour period ends on a Business Day) notify Parent in writing if any Acquisition Proposal, or inquiry from any Person or Group related to making a potential Acquisition Proposal, is, to the Knowledge of the Company (which, for this purpose, will be deemed to include each Specified Person and will not be deemed to be only as of the date hereof), received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (A) the identity of the Person or Group making such proposal, inquiry, request or offer; and (B) copies of any written materials relating thereto provided to the Company or its Representatives or, if such written materials are not available, a summary of the material terms and conditions of such proposal, inquiry, request or offer. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status and terms of any such offers or proposals (including any updates or amendments thereto) and the status of any such discussions or negotiations.

(f) Permitted Disclosures. So long as the Company Board (or a committee thereof) expressly reaffirms the Company Board Recommendation in such disclosure (other than in a customary “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9 promulgated under the Exchange Act):

(i)  nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (A) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (B) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (C) informing any Person of the existence of the provisions contained in this Section 5.3; or (D) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or a committee thereof) has determined in good faith is required by applicable Law; and

(ii) it is understood and agreed that, for purposes of this Agreement, a factually accurate required public statement by the Company or the Company Board (or a committee thereof) that (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person or Group making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not, in any case, be deemed to be (1) a withholding, withdrawal, amendment, qualification or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change.

(g) Breach by Representatives. The Company agrees that (i) any action taken by a Representative of the Company (other than a Specified Person) that is authorized or directed by the Company or any Specified Person, or that a Specified Person is made aware of and does not take prompt action to cease, and that, if taken by the Company, would constitute a material breach of this Section 5.3, will be deemed to constitute a material breach by the Company of this Section 5.3; and (ii) any action taken by a Specified Person that, if taken by the Company, would constitute a material breach of this Section 5.3 will be deemed to constitute a material breach by the Company of this Section 5.3.

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their respective businesses and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Efforts; Required Action and Forbearance.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Transactions, including by using reasonable best efforts to:

(i)   cause the Offer Conditions set forth in Annex I and the conditions to the Merger set forth in Article VII to be satisfied;

(ii)  (1) obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions;

(iii) to the extent requested by Parent, (1) obtain all consents, waivers and approvals and (2) deliver all notifications, in each case pursuant to any Subject Contracts in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits to the Surviving Corporation of such Subject Contracts as of and following the consummation of the Transactions; and

(iv) execute and deliver any Contracts and other instruments that are reasonably necessary to consummate the Transactions.

(b) No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action (or fail to take any action) that is intended to or would reasonably be expected to prevent or materially delay or otherwise adversely affect (i) the consummation of the Transactions or (ii) their respective ability to (A) fully perform their respective obligations pursuant to this Agreement, (B) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Transactions, (C) obtain all required consents pursuant to any Antitrust Laws (including the HSR Act) or (D) avoid the entry of, or to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that restrains, prevents or delays the Closing.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither Parent, Merger Sub, the Company nor any of their respective Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Transactions, including in connection with obtaining any consent pursuant to any Subject Contract.

(d) Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such Party or any of its Subsidiaries alleging that any consent of, or filing or registration with, or notification to, any Person is or may be required in connection with the Transactions.

(e) Antitrust Approvals. This Section 6.1 (other than Section 6.1(d)) shall not apply to filings under any Antitrust Law, Investment Law or CFIUS, which shall be governed by the obligations (and subject to the limitations) set forth in Section 6.2.

6.2 Antitrust and Investment Law Filings.

(a) Filings Under the HSR Act and Other Applicable Antitrust Laws and Investment Laws. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten (10) Business Days following the date of this Agreement; and (ii) to the extent required in the reasonable judgment of counsel to Parent and the Company, file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority pursuant to other applicable Antitrust Laws or Investment Laws in connection with the Transactions, with Parent having primary responsibility for the making of such filings. Subject to Section 6.2(b), each of Parent and the Company shall use its reasonable best efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) as promptly as reasonably practicable with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied), to the extent reasonable and advisable, as promptly as reasonably practicable (and in all cases within the amount of time allowed by the applicable Governmental Authority), any additional documents or information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) take all action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Transactions; and (2) obtain any required consents pursuant to any Antitrust Laws or Investment Laws applicable to the Transactions, in each case as soon as reasonably practicable. Parent shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws or Investment Laws, but the Company shall bear its own costs for the preparation of any such filings. If any Party receives a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other Antitrust Laws or Investment Laws applicable to the Transactions, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b) Divestitures. To the extent necessary to obtain clearance of the Transactions pursuant to the HSR Act, each of Parent and Merger Sub (and their respective Affiliates, if applicable) shall offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of the Company and its Subsidiaries; and (ii) any other restrictions on the activities of the Company and its Subsidiaries. Notwithstanding the foregoing or anything to the contrary in this Agreement, (A) none of Parent, Merger Sub nor any of their Affiliates shall be required to: (1) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions or (2) offer, negotiate, commit to, or effect any sale, divestiture, license, disposal or holding separate or any other restriction that would, individually or in the aggregate, reasonably be expected to have a Burdensome Effect, and (B) the Company shall not, and shall cause its Subsidiaries to not, take any action contemplated by this Section 6.2(b) without the prior written consent of Parent. “Burdensome Effect” means (I) any sale, divestiture, license, disposal or holding separate of any capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of Parent or any of its Subsidiaries or Affiliates (other than, from and after the Closing, the Company and its Subsidiaries) or any other restriction on the activities of Parent or any of its Subsidiaries or Affiliates (other than, from and after the Closing, the Company and its Subsidiaries) or (II) a material and adverse effect on (x) the assets (whether tangible or intangible), rights, products, operations, results or businesses of the Company and its Subsidiaries, taken as a whole, or (y) the benefits that Parent and its Affiliates expect to obtain from the consummation of the Transactions (assuming for such purposes that none of the actions described in the first sentence of this this Section 6.2(b) are taken). The Company shall, and shall cause its Subsidiaries to, fully cooperate with Parent and Merger Sub and their respective Affiliates with respect to the matters contemplated by this Section 6.2; provided, however, that the foregoing shall not require the Company or any of its Subsidiaries to agree to any sale, divestiture, license or other disposition, or any restriction on its or its Subsidiaries’ activities, unless the consummation thereof is conditioned upon the occurrence of the Closing.

(c) CFIUS. The Parties shall prepare and submit a CFIUS Declaration to CFIUS as soon as reasonably practicable after the date of this Agreement. If, at the conclusion of CFIUS’ thirty-day assessment period following the submission of such CFIUS Declaration, Parent determines it to be advisable, or CFIUS requests or requires, the Parties shall prepare and submit a draft joint voluntary notice to CFIUS with respect to the Transactions (the “Draft CFIUS Filing”) as soon as reasonably practicable thereafter. After receipt of confirmation that CFIUS has no further comments or inquiries related to the Draft CFIUS Filing, the Parties shall as soon as reasonably practicable submit a formal joint voluntary notice to CFIUS with respect to the Transactions (the “CFIUS Filing”). Parent shall have primary responsibility for the making of the CFIUS Declaration, Draft CFIUS Filing and CFIUS Filing. Parent shall pay all filing fees in connection with the CFIUS Declaration, Draft CFIUS Filing and CFIUS Filing, but the Company shall bear its own costs for the preparation thereof. Each of Parent and the Company shall use its reasonable best efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of CFIUS Declaration, Draft CFIUS Filing and CFIUS Filing; (B) supply the other (or cause the other to be supplied) as promptly as reasonably practicable with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied), to the extent reasonable and advisable, any additional documents or information that may be required or requested by CFIUS as promptly as reasonably practicable, and in all cases within the amount of time allowed by CFIUS in accordance with the DPA, as applicable. If any Party receives a request for additional information or documentary material from CFIUS with respect to the Transactions, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(d) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable Law, use their reasonable best efforts to (i) promptly notify the other Parties of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any material communication received by such Person from a Governmental Authority in connection with the Transactions and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transactions to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transactions and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Law; and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Transactions; and (iii) not independently participate in any substantive meeting, hearing, proceeding or discussions with or before any Governmental Authority in respect of the Transactions without giving the other Parties reasonable prior notice of such meeting, hearing, proceeding or discussion (whether in person, by telephone or otherwise), and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with the Representatives of the other Party without approval of the Party providing the non-public information. Each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis. Notwithstanding the foregoing, Parent shall have, except where prohibited by applicable Law, responsibility for determining the strategy for dealing with any Governmental Authority, including the DOJ, the FTC and CFIUS, regarding all Antitrust Laws and all Investment Laws or antitrust or foreign investment matters; provided that Parent shall consult with the Company in a reasonable manner and consider in good faith the views and comments of the Company in connection with the foregoing.

6.3 Required SEC Filings.

(a) Required Company Filings. If the Company determines that it is required to file any document with the SEC in connection with the Transactions pursuant to applicable Law other than the Schedule 14D-9 (such document, as amended or supplemented, a “Required Company Filing”), then the Company shall use its reasonable best efforts to promptly prepare and file such Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause any Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Except in connection with a Company Board Recommendation Change or thereafter, the Company may not file any Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel.

(b) Required Parent Filings. If Parent or Merger Sub or any of their respective Affiliates determines that it is required to file any document with the SEC in connection with the Transactions pursuant to applicable Law other than the Offer Documents (a “Required Parent Filing”), then Parent and Merger Sub shall, and shall cause their respective Affiliates to, promptly prepare and file such Required Parent Filing with the SEC. Parent and Merger Sub shall cause, and shall cause their respective Affiliates to cause, any Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent nor Merger Sub nor any of their respective Affiliates may file any Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent shall give good faith consideration to all reasonable additions, deletions or changes suggested by the Company or its counsel.

(c) Accuracy; Supplied Information.

(i)  By the Company. On the date of filing and the date of mailing to the Company Stockholders (if applicable) neither the Schedule 14D-9 nor any Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Schedule 14D-9 or any Required Company Filing. The information supplied by the Company or any of its Affiliates for inclusion or incorporation by reference in the Offer Documents and any Required Parent Filing will not, at the time that Offer Documents or such Required Parent Filing are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii) By Parent. On the date of filing and the date of mailing to the Company Stockholders (if applicable), neither the Offer Documents nor any Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in the Offer Documents or any Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in Schedule 14D-9 and any Required Company Filing will not, at the time that Schedule 14D-9 or such Required Company Filing are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of any Required Company Filing or any Required Parent Filing. If any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to any Required Company Filing or any Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(e) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to any Required Company Filing or any Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party shall give good faith consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(f) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to any Required Company Filing or any Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on any Required Company Filing or any Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

6.4 Merger Without a Stockholders’ Meeting. As promptly as practicable following the consummation of the Offer, the Parties shall take all necessary and appropriate actions to cause the Merger to become effective without a meeting of the stockholders of the Company in accordance with Section 21.459(c) of the TBOC.

6.5 [Reserved].

6.6 [Reserved].

6.7 Anti-Takeover Laws. Neither Parent nor the Company will (and each will cause their respective Representatives not to) take any action that would cause any “takeover” Law to become applicable to this Agreement or the Transactions, and each of Parent, the Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to this Agreement or the Transactions; and (b) if any “anti-takeover” Law is or becomes applicable to this Agreement or the Transactions, take all action within their power to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Law on the Transactions.

6.8 Access. During the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company and its Subsidiaries, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; or (d) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand (it being understood that if the Company and its Subsidiaries do not provide any information in reliance on the exclusions in the foregoing clauses (a), (b) or (c), then the Company or such Subsidiary will use commercially reasonable efforts to provide notice to Parent promptly upon obtaining knowledge that such information is being withheld and the Company or such Subsidiary will use reasonable best efforts to communicate, to the extent permitted, the applicable information or other matter in a way that would not prohibit any applicable Law or agreement, result in the waiver of any such privilege, cause a violation or default under such Contract). Nothing in this Section 6.8 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals or opinions. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase I or Phase II environmental assessments. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. All requests for access pursuant to this Section 6.8 must be directed to the Company’s General Counsel or another person designated in writing by the Company. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company agrees to, and to cause its Subsidiaries to, subject to applicable Law and this Section 6.8 (i) reasonably assist and reasonably cooperate with Parent and its Subsidiaries to facilitate planning for the post-Closing integration of the Company and its Subsidiaries with Parent and its Subsidiaries (including, at the request of Parent from time to time, reasonably assisting and cooperating with Parent and its Subsidiaries in the planning and development of a post-Closing integration plan), (ii) provide reasonable access to key personnel identified by Parent to facilitate Parent’s efforts with respect to the post-Closing retention of such key personnel and (iii) provide Parent with reasonable periodic updates on activities relating to the integration and performance of the Company’s and its Subsidiaries’ existing businesses.

6.9   Section 16(b) Exemption. Prior to the Effective Time, the Company will take all actions reasonably necessary to cause the Transactions, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Transactions by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. For a period of six years following the Closing Date, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to and in accordance with any indemnification agreements entered into (and copies of which have been made available to Parent prior to the date of this Agreement) prior to the date of this Agreement between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”) for any acts or omissions by such Indemnified Persons occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Company and its Subsidiaries, as applicable, as of the date of this Agreement (and copies of which have been made available to Parent prior to the date of this Agreement). During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law and any indemnification agreements with the Company or any of its Subsidiaries in effect as of the Effective Time, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director or officer of the Company or any of its Subsidiaries(to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time); and (ii) the Transactions, as well as any actions taken by the Company, Parent or Merger Sub with respect to the Transactions (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent). Notwithstanding the foregoing, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In connection with any such Legal Proceeding of the type contemplated by this Section 6.10(b), (A) Parent or the Surviving Corporation, as applicable, will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Parent or the Surviving Corporation, as applicable, will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification under this Section 6.10 with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel (the fees and expenses of which will be paid by Parent or the Surviving Corporation), whether or not Parent or the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) upon receipt of an undertaking by or on behalf of such Indemnified Person to repay any amount if it is ultimately determined that such Indemnified Person is not entitled to indemnification, Parent or the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not Parent or the Surviving Corporation elects to control the defense of any such Legal Proceeding, in accordance with the applicable organizational documents or indemnification agreement; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which Parent or the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made in accordance with the applicable organizational documents or indemnification agreement.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the D&O Insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300 percent of the amount paid by the Company for coverage for its last full fiscal year (such 300 percent amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance pursuant to this Section 6.10(c), the Company may purchase a prepaid “tail” policy (the “Tail Policy”) with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for the Tail Policy does not exceed the Maximum Annual Premium. If the Company purchases the Tail Policy prior to the Effective Time, then the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect.

(d) Successors and Assigns. Proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10 if Parent, the Surviving Corporation or any of their respective successors or assigns either (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person.

(e) No Impairment; Third Person Beneficiary Rights. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person (and his or her heirs and representatives) who is a beneficiary pursuant to the D&O Insurance or the Tail Policy) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if such Person were a Party. The rights of the Indemnified Persons (and other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law.

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Acknowledgment; Cooperation. Parent hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of each of the Company Benefit Plans, as applicable will occur as of the Effective Time. During the Pre-Closing Period, each of Parent and the Company shall use its commercially reasonable efforts to cooperate and coordinate with the other Party to mitigate the effects of any applicable Taxes on the other Party and its respective directors and officers; provided that the foregoing shall not (i) require Parent or Merger Sub to make any payment or incur any liability or take, or consent to, any action that could reasonably be expected to delay the Closing, (ii) permit the Company to take any action that is not permitted under Section 5.2.

(b) Existing Arrangements. From and after the Effective Time through the first anniversary thereof (or, if longer, the time period specified in any employment contract, severance arrangement, Employment Termination Benefits Agreement or change in control agreement) (“Company Benefit Plan Expiration Date”), the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Company Benefit Plans (other than the broad-based Company Benefit Plans referenced in Section 6.11(c) below, which shall be governed by such Section 6.11(c)) in accordance with their terms as in effect immediately prior to the Effective Time, and will not terminate or materially amend such Company Benefit Plans except as required by Law. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from amending or terminating any such Company Benefit Plans after the Company Benefit Plan Expiration Date in accordance with their terms or if otherwise required pursuant to applicable Law.

(c) Employment; Benefits. The Surviving Corporation or one of its Subsidiaries will (and Parent will cause the Surviving Corporation or one of its Subsidiaries to) continue the employment of all employees of the Company and its Subsidiaries as of immediately prior to the Effective Time by taking such actions, if any, as are required by applicable Law, provided that the Company provides all information necessary to take such actions prior to the Effective Time. For a period of one year following the Effective Time (or until an earlier termination of employment), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) (i) maintain for the benefit of Continuing Employees annual base salary, bonus and incentive opportunities, and other compensation and employee benefits (in each case, other than any paid time off or vacation, equity-based, change in control, retention, transaction bonus, severance or similar compensation or benefits (“Excluded Benefits”)) of the Surviving Corporation or any of its Subsidiaries (collectively, the “Company Plans”) on terms and conditions that are substantially similar in the aggregate than those in effect at the Company or its Subsidiaries (other than Excluded Benefits) on the date of this Agreement, and (ii) notwithstanding the foregoing, for purposes of any benefits or payments related to defined contribution benefit plans, such benefits and payment shall be deemed to be comparable provided that they are at least as favorable as the benefits or payments Parent or its applicable Subsidiary provides under its applicable defined contribution benefit plan to its similarly situated employees. For avoidance of doubt, nothing in this Section 6.11(c) shall limit or adversely affect Parent’s and Surviving Corporation’s obligations under Section 6.11(b).

(d) Service Credit; New Plans. At or after the Effective Time, the Surviving Corporation and its Subsidiaries will, and Parent will, or will cause the Surviving Corporation or any other Subsidiary of Parent to, exercise commercially reasonable efforts to cause to be granted to the Continuing Employees credit for all service with the Company and its Subsidiaries prior to the Effective Time and with Parent, the Surviving Corporation, and any of their Subsidiaries on or after the Effective Time, for purposes of eligibility to participate, vesting and entitlement to benefits and vacation accrual where length of service is relevant (including for purposes of vacation accrual but not for purposes of any defined benefit pension plans or Excluded Benefits), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by Parent and its Subsidiaries (other than the Company Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Company Benefit Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability or other welfare benefits to any Continuing Employee, Parent will, or will cause the Surviving Corporation or any Subsidiaries of Parent to, exercise commercially reasonably efforts to cause all waiting periods, pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the same extent they were waived (or fulfilled) under corresponding Old Plans, and Parent will, or will cause the Surviving Corporation or any Subsidiaries of Parent to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, co-payments, coinsurance, offset and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee under a similar Old Plan.

(e) No Employment Rights. Notwithstanding anything to the contrary set forth in this Agreement, the provisions of this Section 6.11 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.11 nor any provisions of this Agreement relating to Company Benefit Plans, express or implied, will be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment of any Continuing Employee or any other person for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent, the Surviving Corporation or any of their respective Subsidiaries to maintain or continue any Company Benefit Plan or prevent the amendment, modification, suspension or termination of any employee benefit plan, program or arrangement sponsored by Parent, the Surviving Corporation or any of their Affiliates after the Effective Time; or (iii) be treated as an amendment of, or undertaking to amend, any Company Benefit Plan.

6.12 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Public Statements and Disclosure. The initial press releases concerning this Agreement will be reasonably acceptable to Parent and the Company. Thereafter, prior to the termination of this Agreement pursuant to Section 8.1, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in each case to the extent relating to this Agreement, the Transactions or the other Parties. Notwithstanding the foregoing or anything to the contrary in the Confidentiality Agreement, (i) the Company will not be obligated to engage in such consultation with respect to communications that are (A) required by applicable Law; (B) principally directed to employees of the Company and its Subsidiaries so long as such communications are consistent in all material respects with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party), or (C) solely to the extent related to a Superior Proposal or Company Board Recommendation Change; and (ii) Parent or Merger Sub will not be obligated to engage in such consultation with respect to communications that are (A) required by applicable Law; or (B) principally directed at any of its Affiliates and its and their Affiliates, Representatives, investors or other Persons in the ordinary course of business, in each case who are subject to customary confidentiality restrictions or are otherwise consistent in all material respects with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); or (C) solely to the extent related to a Superior Proposal or Company Board Recommendation Change.

6.14 Transaction Litigation. During the Pre-Closing Period, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary in Section 9.2, the notice contemplated by the prior sentence will only be delivered to counsel to Parent and may be delivered by email. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, in full or in part, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.14, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above. For the avoidance of doubt, any Legal Proceeding related to Dissenting Company Shares will be governed by Section 2.10(c).

6.15 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.16 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.17 Credit Agreement. The Company will deliver to Parent, by no later than two Business Days prior to the Closing, a customary payoff letter (the “Payoff Letter”) in connection with the repayment of all outstanding Indebtedness under or in connection with the Credit Agreement (including fees and expenses related thereto), which Payoff Letter, together with any related release documentation, shall provide for, among other customary items (and subject to receipt of the applicable payoff amount), customary Lien and guarantee releases. As required, Parent will provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding under or in connection with the terms of the Credit Agreement (including fees and expenses related thereto) in accordance with the Payoff Letter and the terms hereof. Substantially concurrently with the Effective Time, the Company will repay and discharge such Indebtedness and other amounts in accordance with the Payoff Letter and the terms hereof.

6.18 Vote at Merger Sub. Immediately following the execution and delivery of the Joinder by Merger Sub, Parent or its applicable Subsidiary, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement and approving the Transactions in accordance with the TBOC.

6.19 No Employment Arrangements. Except as approved by the Company Board, at all times during the Pre-Closing Period, Parent and Merger Sub will not, and will not permit any of their Subsidiaries or controlled Affiliates to authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any director or executive officer of the Company (i) regarding any continuing employment or consulting relationship with the Surviving Corporation from and after the Effective Time; or (ii) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s Shares; or (iii) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Transactions.

6.20 Rule 14d-10 Matters. Prior to the scheduled expiration of the Offer, the Company (acting through the compensation committee of the Company Board) shall use reasonable efforts to take all such steps as may be required to cause to be exempt under Rule 14d-10 promulgated under the Exchange Act any “employment compensation, severance or other employee benefit arrangement” (within the meaning of Rule 14d-10(d)(1) promulgated under the Exchange Act) between the Company or any of its Subsidiaries and any director, officer or employee of the Company or any of its Subsidiaries who then holds Shares and to ensure that any such “employment compensation, severance or other employee benefit arrangement” fall within the safe harbor provision of such rule. Promptly upon Parent or any of its Affiliates entering into any such arrangement with any such Person, Parent will provide to the Company any and all information concerning such arrangements as may be needed by the Company to comply with this Section 6.20.

6.21 Israeli Tax Ruling. The Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA prior to the Closing, an application for the Israeli Interim Tax Ruling, and following Closing, an application for the Israeli Tax Ruling. Each of the Company, Merger Sub and the Parent shall cause their respective legal counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Interim Tax Ruling and at a later stage the Israeli Tax Ruling. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable legal requirements to obtain the Israeli Interim Tax Ruling and at a later stage the Israeli Tax Ruling as promptly as practicable. To the extent the Israeli Interim Tax Ruling is obtained, all references herein to the Israeli Tax Ruling shall be deemed to refer to the Israeli Interim Tax Ruling, until such time that a final definitive Israeli Tax Ruling is obtained. The final text of the application for the Israeli Interim Tax Ruling and the Israeli Tax Ruling, and the final texts of the Israeli Interim Tax Ruling and the Israeli Tax Ruling themselves, including appendices thereof, shall be subject to the prior written confirmation of the Parent, not to be unreasonably withheld or delayed.

6.22 Director and Officer Resignations. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors and officers, in their capacities as such, of the Company and its Subsidiaries (other than directors of the Subsidiaries whom Parent determines shall continue to serve in such capacities following the Effective Time), effective at the Effective Time.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)  No Prohibitive Injunctions or Laws. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, no action will have been taken by any Governmental Authority of competent jurisdiction, and no Law will have been enacted, entered, issued, promulgated, enforced or deemed applicable to the Merger, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger.

(b)  Consummation of the Offer. Merger Sub (or Parent on Merger Sub’s behalf) will have irrevocably accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated, and the Offer may be abandoned, at any time prior to the Effective Time only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)  by mutual written agreement of Parent and the Company;

(b)  by either Parent or the Company at any time prior to the Effective Time if any (i) permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions is in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Transactions and has become final and non-appealable; or (ii) Law is enacted, entered, issued, promulgated, enforced or deemed applicable to the Transactions that prohibits, makes illegal or enjoins the consummation of the Transactions; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose material breach of this Agreement is the principal cause of the issuance of such final, non-appealable permanent injunction, judgment, order or action or such Law;

(c)  by either Parent or the Company if the Offer Acceptance Time has not occurred by 11:59 p.m. on March 8, 2022 (such time and date, the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose material breach of this Agreement is the principal cause of either (A) the failure to satisfy the Offer Conditions prior to the Termination Date; or (B) the failure of the Offer Acceptance Time to have occurred prior to the Termination Date;

(d)  by either Parent or the Company, prior to the Offer Acceptance Time, if the Offer (as it may be required to be extended pursuant to Section 2.1(d), or has otherwise been extended in accordance with this Agreement), shall have expired in accordance with its terms without the Minimum Condition having been satisfied and the other Offer Conditions having been satisfied or waived by Parent, in each case without the acceptance for payment of any Shares thereunder; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose material breach of this Agreement was the principal cause of the non-satisfaction of the Minimum Condition or of the other Offer Conditions;

(e)   by the Company prior to the Offer Acceptance Time if Merger Sub has not commenced (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within ten Business Days of the date on which Merger Sub is required to commence the Offer pursuant to Section 2.1(a); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if the Company shall have breached or failed to perform any of its covenants contained in this Agreement, which breach or failure to perform is the primary cause of, or resulted in, Merger Sub not commencing the Offer in a timely manner;

(f)   by Parent if (i) at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, except that Parent’s right to terminate this Agreement pursuant to this clause (i) will expire at 5:00 p.m. Central time on the 15th Business Day following the date on which such right to terminate first arose, (ii) the Company shall have committed a Willful Breach of Section 5.3 (or be deemed pursuant to the terms thereof to have committed a Willful Breach of Section 5.3);

(g)   by Parent at any time prior to the Offer Acceptance Time, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of an Offer Condition, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination; provided that Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if (i) such breach has been cured within the Company Breach Notice Period (to the extent capable of being cured) or (ii) Parent is then in material breach of any representations, warranty, covenant or other agreement contained in this Agreement;

(h)   by the Company at any time prior to the Offer Acceptance Time, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(h) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(h) and the basis for such termination; provided that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(h) if (i) such breach has been cured within the Parent Breach Notice Period (to the extent capable of being cured) or (ii) the Company is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(i)   by the Company at any time prior to the Offer Acceptance Time if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal in accordance with Section 5.3; (iii) simultaneously with such termination, the Company pays, or causes to be paid, to Parent or its designee the Termination Fee pursuant to Section 8.3(b)(iii); and (iv) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; or

(j)  by the Company, following the Expiration Date, if (A) all of the Offer Conditions had been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Offer Acceptance Time, each of which would be satisfied if the Offer Acceptance Time were to then occur) or, to the extent permitted by Law, waived at the Expiration Time (as such term is defined in Annex I); (B) Merger Sub has failed (or Parent has failed to cause Merger Sub) to accept for payment in accordance with Section 2.2(a)(iii) all Shares validly tendered pursuant to the Offer and not properly withdrawn; (C) the Company has given Parent written notice at least three Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(j); and (D) Merger Sub has failed (or Parent has failed to cause Merger Sub) to consummate the Offer by the end of such three Business Day period.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties. Following the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any direct or indirect equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 6.13, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement, in each case in accordance with their respective terms and, in any case, subject in all respects to this Section 8.2. Notwithstanding the previous sentence, but subject to Section 8.3, Section 9.10 and Section 9.16, nothing in this Agreement will relieve any Party from any liability for fraud or any material Willful Breach of this Agreement prior to the termination of this Agreement.

8.3 Fees and Expenses.

(a) General. Except as set forth in Section 6.2(a) and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Transactions are consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.12(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees, in each case arising out of or in connection with entering into this Agreement and the consummation of the Transactions.

(b) Company Payments.

(i)   Future Transactions. If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(g); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(g), an Acquisition Proposal has been publicly announced or publicly disclosed (and not publicly withdrawn prior to the termination of the Agreement as described in clause (A)); and (C) within one year of the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(g), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to Parent an amount equal to the Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b), which Schedule may be updated by written notice by Parent from time to time). For purposes of this Section 8.3(b)(i), all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50 percent.”

(ii)  Company Board Recommendation Change. If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must, within one Business Day following such termination, pay or cause to be paid to Parent or its designee the Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b), which Schedule may be updated by written notice by Parent from time to time).

(iii) Superior Proposal. If this Agreement is validly terminated pursuant to Section 8.1(i), then the Company must, simultaneously with such termination, pay or cause to be paid to Parent or its designee the Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b), which Schedule may be updated by written notice by Parent from time to time).

(c) Single Payment Only; Liquidated Damages. The Parties acknowledge and agree that in no event will the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties acknowledge and agree that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from the termination of this Agreement under circumstances where the Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, the Termination Fee, if, as and when required to be paid pursuant to this Section 8.3 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

(d) Payments; Default. If the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof, then Company will pay or cause to be paid to Parent the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of Parent in connection with such Legal Proceeding, together with interest on such amount or portion thereof at an annual rate equal to the prime rate (as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made) plus five percent through the date that such payment or portion thereof is actually received, or a lesser rate that is the maximum permitted by applicable Law. Any payment under this Section 8.3(d) will be made by the Company to Parent or its designee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b).

(e)   Sole and Exclusive Remedy. Except in the event of fraud or any Willful Breach of any representation, warranty or covenant or agreement contained herein, if this Agreement is validly terminated pursuant to Section 8.1, Parent’s receipt of the Termination Fee to the extent owed pursuant to Section 8.3(b) and any amounts owed pursuant to Section 8.3(d), and Parent’s right to seek specific performance pursuant to Section 9.10 (subject to the limitations set forth in Section 9.10), will be the sole and exclusive remedies of Parent and Merger Sub against (A) the Company and its Subsidiaries; and (B) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders, directors, officers, employees, agents, attorneys and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates and former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders, directors, officers, employees, agents, attorneys and assignees of each of the foregoing (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement and the Transactions. Except in the event of fraud or any Willful Breach of any representation, warranty or covenant or agreement contained herein, upon payment of the Termination Fee to Parent or its designee, none of the Company Related Parties will have any further monetary liability or obligation to (A) Parent or Merger Sub; or (B) the former, current and future direct or indirect holders of any equity, controlling persons, Representatives, Affiliates (other than Parent or Merger Sub), members, managers, general or limited partners, stockholders and assignees of each of Parent and Merger Sub (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) relating to or arising out of this Agreement or the Transactions (except that the Company and its Subsidiaries (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) (with respect to the expenses of the Company) and Section 8.3(d), as applicable.

(f)   Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed that Parent, Merger Sub and the Company will each be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.10(b).

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices.

(a)   Addresses for Notice. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand or by fax; or (iv) on the date sent by email, in each case to the intended recipient as set forth below:

if to Parent, Merger Sub or the Surviving Corporation to:

Open Text Corporation

38 Leek Crescent

Richmond Hill, Ontario

Canada L4B4N8

Attn: Gordon Davies, EVP, Chief Legal Officer and Corporate Development

Fax: (226)315-0963

Email: gdavies@opentext.com

with copies (which will not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn: James E. Langston

        Aaron J. Meyers

Fax: (212) 225-3999

Email: jlangston@cgsh.com

            ameyers@cgsh.com

if to the Company (prior to the Effective Time) to:

Zix Corporation

2711 North Haskell Avenue

Suite 2200, LB 36

Dallas, Texas 75204

Attn: General Counsel

Fax: (866) 257-4959

Email: nwebster@zixcorp.com

with copies (which will not constitute notice) to:

Baker Botts L.L.P.

2001 Ross Ave., Suite 1000

Dallas, Texas 75201

Attn: Don J. McDermett, Jr.

  Grant Everett

Fax: (214) 661-4454

Email: don.mcdermett@bakerbotts.com

    grant.everett@bakerbotts.com

(b) Additional Procedures. Any notice received by the addressee any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or any of the other details specified in or pursuant to this Section 9.2 through a notice given in accordance with this Section 9.2, except that notice of any such change will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)).

9.4 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement, except that the Minimum Condition may only be waived by Merger Sub with the prior written consent of the Company. Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

9.5 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations to any Affiliate, it being understood that, in each case, such assignment must not impede or delay the consummation of the Transactions or otherwise materially impede the rights of the holders of Shares, Company Stock-Based Awards and Company Options pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement.

9.6 Confidentiality. Parent, Merger Sub and the Company acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Transactions in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were the counterparty thereto.

9.7 Entire Agreement; Merger Sub. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to in this Agreement, including the Confidentiality Agreement, the Company Disclosure Letter and the Transaction Documents, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the (i) Effective Time and (ii) date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated. Parent agrees to cause Merger Sub to execute a joinder to this Agreement (the “Joinder”) as soon as reasonably practicable following the date hereof (and in any event prior to the Offer Commencement Date) and immediately upon the execution of the Joinder by Merger Sub, and without further action by any Party, Merger Sub shall become a Party and shall be bound by the terms, covenants and other provisions of this Agreement applicable to it as Merger Sub and shall assume all rights and obligations of the Merger Sub hereunder, with the same force and effect as if it were an original signatory hereto.

9.8 Third Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.8, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement.

This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies under this Agreement, except (a) as set forth in or contemplated by Section 6.10; (b) from and after the Effective Time, the rights of the holders of Shares, Company Stock-Based Awards and Company Options to receive the merger consideration set forth in Article II; and (c) the provisions of Section 8.3(e) and Section 9.16 will inure to the benefit of each of the applicable Related Parties, each of whom are intended to be third-party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by such Related Parties).

9.9   Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10 Remedies.

(a) Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary in any Transaction Document or otherwise, the Company may, subject in all respects to Section 8.2, Section 8.3, this Section 9.10 and Section 9.16 (and, in each case, the limitations set forth herein or therein) pursue both (i) a grant of specific performance and (ii) payment of monetary damages pursuant to Section 8.2(b).

(b) Specific Performance.

(i)  Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it by this Agreement in order to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that: (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) No Objections. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.11 Governing Law. This Agreement and all Legal Proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware (except for provisions of this Agreement or aspects of the Transactions that are specifically stated to be governed by the Laws of another jurisdiction (in which case such provisions or aspects of the Transactions shall be deemed to be governed by the Laws of such jurisdiction)).

9.12 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.12 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the state courts of the State of Delaware, or any federal court sitting in the State of Delaware (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the Transactions; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the Transactions will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS,. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14 Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.15 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.

9.16 Non-recourse.

(a) As to Parties. Each Party agrees, on behalf of itself and its Related Parties, that all Legal Proceedings (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (i) this Agreement, any of the Transaction Documents or the Transactions; (ii) the negotiation, execution or performance of this Agreement or any of the Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Transaction Documents); (iii) any breach or violation of this Agreement or any of the Transaction Documents; or (iv) any failure of the Transactions to be consummated, in each case, may be made only (A) against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the Transaction Documents, Persons expressly identified as parties to such Transaction Documents; and (B) in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the Transaction Documents to the contrary, each Party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the Transaction Documents or in connection with the Merger will be sought or had against any other Person, including any Related Party, and no other Person, including any Related Party, will have any liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the clauses (i) through (iv), it being acknowledged and agreed that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the clauses (i) through (iv), in each case, except for claims that the Company, Parent or Merger Sub, as applicable, may assert: (1) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement; (2) against the Company, Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement; or (3) against any Person that is a party to, and solely pursuant to the terms and conditions of, a Transaction Document.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

ZIX CORPORATION

By:	/s/ David J. Wagner
Name: David J. Wagner
Title: President and Chief Executive Officer

OPEN TEXT CORPORATION

By:	/s/ Gordon A. Davies
Name: Gordon A. Davies
Title: EVP, CLO and Corporate Development

[Signature Page to Agreement and Plan of Merger]

ANNEX I

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex I but not otherwise defined have the meanings given to such terms in the Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part.

Notwithstanding any other term of the Offer or the Agreement to the contrary, Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares, at any scheduled Expiration Date (as it may have been extended pursuant to Section 2.1 of the Agreement) if (i) the condition in clause (a) below has not been satisfied by one minute after 11:59 p.m., Eastern time, on the Expiration Date (the “Expiration Time”) or (ii) any of the additional conditions set forth below are not satisfied or waived in writing by Parent at the Expiration Time:

(a) the number of Shares validly tendered, received (within the meaning of Section 21.459(c) of the TBOC) and not validly withdrawn (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in satisfaction of such guarantee in accordance with Section 21.459(c) of the TBOC), together with any Shares beneficially owned by Parent or any wholly owned Subsidiary of Parent, equals at least one Share more than two-thirds of the sum of (i) all issued and outstanding Shares and (ii) the largest number of Shares into which shares of Company Preferred Stock are convertible pursuant to the applicable Certificate of Designation, in each case, calculated as of the Expiration Time, excluding from such outstanding amount any Shares held in treasury by the Company as of the expiration of the Offer or any other Shares acquired by the Company prior to the expiration of the Offer (including any such Shares acquired in connection with Tax withholding or payment of the exercise price for the exercise of Company Options) (the “Minimum Condition”);

(b) no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Offer or the Merger is in effect, no action has been taken by any Governmental Authority of competent jurisdiction, and no Law will have been enacted, entered, issued, promulgated, enforced or deemed applicable to the Offer or the Merger, that, in each case, (i) prohibits, makes illegal or enjoins the consummation of the Offer or the Merger or (ii) imposes any limitation or restriction on ownership or operations, or compels any sale, divestiture, license, disposal or holding separate of all or any portion of the assets or business of the Company and its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Burdensome Effect;

(c) any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated;

(d) (i) the representations and warranties set forth in Section 3.2 (Corporate Power; Enforceability), Section 3.3(a) (Company Board Approval) and Section 3.11(a) (Absence of Certain Changes – No MAE) will be true and correct in all respects as of the Expiration Time as if made at and as of the Expiration Time (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date); (ii) the representations and warranties set forth in Section 3.6(a) (Capitalization – Capital Stock), Section 3.6(b)(i) (Capitalization – Stock Reservation) and the first sentence of Section 3.6(c) (Capitalization – Company Securities) will be true and correct in all respects as of the Expiration Time as if at made and as of the Expiration Time (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional costs, expenses or liabilities to the Company, Parent and their Affiliates in the aggregate in excess of $1,000,000; (iii) the representations and warranties set forth in Section 3.1 (Organization; Good Standing), Section 3.3(b) (Fairness Opinion), Section 3.3(c) (Anti-Takeover Laws), clause (a)(i) of Section 3.4 (Non-Contravention of Charter or Bylaws) and Section 3.23 (Brokers) will be true and correct in all material respects as of the Expiration Time as if made at and as of the Expiration Time (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (iv) each of the other representations and warranties set forth in Article III will be true and correct in all respects as of the Expiration Time as if made at and as of the Expiration Time (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date), except in the case of this clause (iv), where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect;

(e) the Company will have performed and complied in all material respects with all covenants and obligations required to be performed and complied with by it at or prior to the applicable date;

(f) Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the Offer Conditions set forth in clause (d) and (e) above have been satisfied;

(g) no Company Material Adverse Effect will have occurred after the date of the Agreement; and

(h) the Agreement has not been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and (except for the Minimum Condition, which may be waived by Merger Sub only with the prior written consent of the Company) may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub to the extent permitted by applicable Law.